UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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    UNION DRILLING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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UNION DRILLING, INC. 4055 International Plaza, Suite 610

Fort Worth, Texas 76109

April 27, 2011

Dear Fellow Stockholders:

On behalf of the Board of Directors, we invite you to attend the 2011 Annual Meeting of Stockholders of Union Drilling, Inc. We will hold the meeting at 10:00 a.m. on Thursday, June 9, 2011 at 4055 International Plaza, Suite 610, Fort Worth, Texas 76109.

On the following pages, you will find the Notice of Annual Meeting of Stockholders and Proxy Statement providing information concerning the matters to be acted on during the meeting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 is also enclosed.

Thank you for your continuing interest in Union Drilling, Inc.

Sincerely,

Thomas H. O’Neill, Jr.	Christopher D. Strong
Chairman of the Board	President and CEO

Your vote is important. Prior to the meeting, we encourage you to sign and return your proxy card or, if an available means for you, to vote by telephone or the Internet, so that your shares will be represented and voted at the meeting even if you cannot attend. Submitting your vote promptly will save your company the cost of any additional proxy solicitation.

UNION DRILLING, INC.

4055 International Plaza, Suite 610

Fort Worth, Texas 76109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Central time Thursday, June 9, 2011

LOCATION	Union Drilling, Inc. 4055 International Plaza, Suite 610 Fort Worth, Texas 76109

ITEMS OF BUSINESS

(1)    Elect three Class II directors to serve a three year term until the 2014 Annual Meeting or until their successors are elected and qualified.

(2)    Hold an advisory vote on executive compensation (“Say-on-Pay”).

(3)    Hold an advisory vote to determine the frequency of future advisory votes on executive compensation (“Say-on-Frequency”).

(4)    Ratify the appointment of Ernst & Young LLP as independent auditors of Union Drilling, Inc. for the 2011 fiscal year.

(5)    Transact any other business properly brought before the meeting or any adjournment of the meeting.

RECORD DATE	April 15, 2011

ANNUAL MEETING ADMISSION	You may be required to present proof of share ownership (for example, a recent statement from your broker).

By Order of the Board of Directors,

DAVID S. GOLDBERG

Senior Vice President, General Counsel

and Corporate Secretary

April 27, 2011

We urge each stockholder to promptly sign and return the enclosed proxy card or, if available, to use telephone or Internet voting. Please see our question and answer section for information about voting by telephone or Internet, how to revoke a proxy, and how to vote shares in person.

UNION DRILLING, INC.

4055 International Plaza, Suite 610

Fort Worth, Texas 76109

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

THURSDAY, JUNE 9, 2011

Your board of directors is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the Union Drilling, Inc. 2011 annual meeting of stockholders. The meeting will be held on Thursday, June 9, 2011, at 10:00 a.m., Central time, at the offices of Union Drilling, Inc. (“Union Drilling” or the “Company”), which are located at 4055 International Plaza, Suite 610, Fort Worth, Texas 76109. The proxies also may be voted at any resumption of the meeting after adjournment or postponement of the meeting.

We are first sending out these proxy materials to stockholders on or prior to April 27, 2011.

QUESTIONS AND ANSWERS

ABOUT THE MEETING AND VOTING

Who is entitled to vote?

Owners of record of common stock at the close of business on the record date, April 15, 2011, are the only persons entitled to receive notice of the annual meeting and to vote the shares of common stock they held on that date. Each stockholder is entitled to one vote for each share of common stock held on the record date. We had 23,188,845 shares of common stock outstanding on April 15, 2011.

What is the difference between being a stockholder of record and being a beneficial stockholder?

You are considered a stockholder of record for any shares registered directly in your name with the Company’s transfer agent, Computershare Investor Services. If your shares are held in an account with a broker, bank or other agent/nominee, this institution is deemed the stockholder of record and you are considered the “beneficial owner.”

What are the board’s recommendations?

The board’s recommendations are included with the description of each item in this proxy statement. In summary, the board recommends a vote:

•	FOR the election of the nominated slate of Class II directors (Item 1),

•	FOR the approval, by non-binding advisory vote, of the Company’s executive compensation (Item 2),

•	To select “3 Years” as the frequency for the non-binding advisory vote on the Company’s executive compensation (Item 3), and

•	FOR the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors (Item 4).

Will any other items be presented at the meeting?

We do not know of any other matters to be presented at the meeting. If any other matter is properly presented for a vote at the meeting, your shares will be voted by the holders of the proxies in their discretion, using their best judgment.

What is the quorum requirement for the annual meeting?

Under Delaware law, to achieve a quorum at the annual meeting, the holders of a majority of the shares of outstanding common stock, as of the record date, must be present, either in person or by proxy.

How do I vote?

You can use one of the following methods:

•	Written proxy: You can vote by written proxy by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.

•	Telephone proxy: You can vote by telephone using the toll-free telephone number if such information is shown on your proxy card.

•	Internet proxy: You can vote via the Internet if such information is shown on your proxy card.

•

In person: You can vote in person at the meeting. If you own your shares in “street name” (i.e., shares are held in the name of your broker, bank or other agent/nominee) you will need to obtain a legal proxy from your broker, bank or agent/nominee and bring this legal proxy to the meeting. Please note that if you own shares in street name and request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person.

The telephone and Internet voting procedures are designed to authenticate your identity and allow you to vote your shares. These procedures will also confirm that your instructions have been properly recorded. Beneficial owners may vote by telephone or the Internet if their bank, broker or other agent/nominee makes these methods available. In this case, the bank, broker or agent/nominee will enclose instructions with the proxy statement.

What are my voting choices regarding the matters to be voted on?

Election of Directors. In the vote on the election of the three director nominees, you may:

•	vote in favor of each nominee, or

•	vote to withhold your vote as to each nominee.

Say-on-Pay. In the vote on the non-binding Say-on-Pay resolution, you may:

•	vote in favor of the resolution,

•	vote against the resolution, or

•	abstain from voting on the resolution.

Say-on-Frequency. In the vote on the non-binding Say-on-Frequency proposal, you may select:

•	a triennial (every three years) Say-on-Pay advisory vote,

•	a biennial (every two years) Say-on-Pay advisory vote,

•	an annual Say-on-Pay advisory vote, or

•	to abstain from voting on the proposal.

Ratification of Independent Auditors. In the vote on the ratification of the appointment of Ernst & Young LLP as independent auditors, you may:

•	vote in favor of the ratification,

•	vote against the ratification, or

•	abstain from voting on the ratification.

What if I am the holder of record but do not specify a choice for a matter when I return my proxy card?

You should specify your choice for each matter on the enclosed proxy card. If you do not specify a choice, any proxy card that is signed and returned will be voted:

•	FOR the election of all director nominees,

•	FOR the Say-on-Pay resolution,

•	To select the triennial (3 Years) Say-on-Frequency recommendation, and

•	FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting. In accordance with Delaware law, directors will be elected by a plurality of the votes cast at the meeting. A plurality standard will also be used for the Say-on-Frequency vote. All other matters submitted to a vote of stockholders will be determined by a majority of the votes cast. Stockholders do not have cumulative voting rights.

Union Drilling requests that brokerage firms, banks and other institutions acting as nominees or fiduciaries for beneficial owners of common stock forward this proxy statement and proxy to persons for whom they hold shares and obtain authorization for the execution of proxies. If shares are held in street name, only the brokerage firm, bank or other agent/nominee can sign a proxy with respect to the stockholder’s shares. Accordingly, such stockholder will not be able to vote the shares in person should they attend the annual meeting. Instead, the stockholder should contact the person responsible for their account and give instructions for a proxy representing their shares to be signed and voted as directed.

If a stockholder’s shares are held in street name, the stockholder must obtain a proxy form from the institution holding the shares and follow the instructions regarding how to direct the broker, bank or other agent/nominee to vote the shares. If the stockholder does not give instructions to the broker, bank or other agent/nominee, the broker, bank or other agent/nominee can vote the shares regarding Item 4 only.

We have a policy of confidential voting that applies to all stockholders, including Union Drilling employee-stockholders.

What if I am the beneficial owner but do not give voting instructions to the holder of record (such as my broker)?

In order to ensure your shares are voted in the manner you desire, you must provide voting instructions to your broker, bank or other agent/nominee by the deadline specified in the materials you receive from such person. If you fail to timely give voting instructions, whether your shares can be voted by your broker, bank or agent/nominee will depend upon the type of item being considered for vote.

Non-discretionary items. The election of directors and the Say-on-Pay and Say-on-Frequency proposals are considered non-discretionary (“non-routine”) items and may not be voted on by a broker, bank or other agent/nominee who has not received specific voting instructions from the beneficial owner.

Discretionary items. The ratification of the appointment of the independent auditing firm is a discretionary item. Consequently, a broker, bank and other agent/nominee may vote on this proposal in its discretion, even if not given specific voting instructions from the beneficial owner.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes will count for quorum determination purposes. However, abstentions and broker non-votes will not be included in any vote totals and, therefore, will have no effect on the outcome of the vote on any matter.

How can I revoke my proxy?

You can revoke your proxy at any time before the annual meeting by:

•	giving written notice of revocation to Union Drilling at the address below,

•	delivering a later-dated proxy (including by Internet or telephone), or

•	voting in person at the meeting.

You should send any written notice of a proxy revocation to Union Drilling, Inc., Attention: Corporate Secretary, 4055 International Plaza, Suite 610, Fort Worth, Texas 76109.

Who can attend the annual meeting?

Stockholders as of the record date, April 15, 2011, or their duly appointed proxies, may attend the meeting. All stockholders attending the annual meeting may be asked to present proof of share ownership and picture identification, such as a valid driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Registration and seating will begin at 9:30 a.m.

Where do I find the voting results of the meeting?

We will publish the voting results in a Current Report on Form 8-K, which we will publicly file with the SEC within four business days after the 2011 annual meeting.

What is householding?

The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies. Union Drilling and some brokers may household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Each stockholder will receive his or her own proxy card. Once you have received notice from your broker or us that they or we will be sending householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker (if your shares are held in a brokerage account) or us (if your shares are registered directly in your name). You can notify us by sending a written request to Union Drilling, Inc., Attention: Corporate Secretary, 4055 International Plaza, Suite 610, Fort Worth, Texas 76109, or by calling (817) 735-8793.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be Held on June 9, 2011

The Proxy Statement and 2010 Annual Report to security holders are available at

http://www.rrdezproxy.com/2011/UnionDrillingInc/

MANAGEMENT OF THE COMPANY

The members of the board of directors and the executive officers of the Company are identified below:

Name	Age	Position with the Company
Christopher D. Strong	52	President and CEO, Director (Class II; nominee)
David S. Goldberg	49	Senior Vice President, General Counsel and Corporate Secretary
Tina L. Castillo	40	Senior Vice President, CFO and Treasurer
Thomas H. O’Neill, Jr. (1)(2)	69	Chairman of the Board (non-executive) (Class II; nominee)
Howard I. Hoffen	47	Director (Class I)
Gregory D. Myers (1)(2)	40	Director (Class II; nominee)
M. Joseph McHugh (3)	73	Director (Class III)
T.J. Glauthier (2)(3)	67	Director (Class I)
Ronald Harrell (1)	76	Director (Class III)
Robert M. Wohleber (3)	60	Director (Class III)

(1)	Member of Compensation Committee
(2)	Member of Corporate Governance and Nominating Committee
(3)	Member of Audit Committee

Executive Officers and Directors

Christopher D. Strong was appointed the Company’s President and Chief Executive Officer in April 2004 and since June 2008 he has served as a director of Union Drilling. From October 2009 to August 2010, Mr. Strong also served as the Company’s Interim Chief Financial Officer. From June 2003 to April 2004, Mr. Strong served as Union Drilling’s President and Treasurer. From May 1999 to June 2003, he served as the Company’s Vice President and Chief Financial Officer. He has over 20 years experience in the oil and natural gas industry. From 1994 until he joined Union Drilling, he served in various capacities at Hvide Marine, Inc., a marine oilfield service company, lastly as its Vice President-Finance and Treasurer. From 1990 through 1994, Mr. Strong was Treasurer of Port Everglades, a seaport with one of the largest non-refinery petroleum tank farms in the country. Mr. Strong is a director of Geokinetics Inc., serving on its board since May 2007 and currently chairing its audit committee. He is a graduate of Vassar College, and received an M.A. from the University of Pennsylvania and an M.B.A. in Finance from the Wharton School. Prior to his graduate studies, Mr. Strong served as an officer in the United States Navy. Director qualifications: In furtherance of the foregoing, Mr. Strong has valuable energy sector expertise and extensive knowledge of the Company and its operations. Having his perspective as CEO represented among the members of the board is viewed as enhancing the board’s overall focus on and contribution to the growth of the Company.

David S. Goldberg was appointed the Company’s Vice President, General Counsel and Corporate Secretary in August 2007. He was appointed a Senior Vice President of the Company in March 2011. Prior to joining Union Drilling, Mr. Goldberg served as Senior Vice President, General Counsel and Corporate Secretary for RadioShack Corporation, a consumer electronics specialty retailer, where he served in various legal and managerial positions since 1999. From 1995 to 1999, Mr. Goldberg served as Vice President, Secretary and General Counsel of InterTAN, Inc., then a publicly-traded consumer electronics retailer. From 1987 to 1995, Mr. Goldberg was in private law practice with the international law firm of Haynes and Boone, LLP where he specialized in corporate securities and public finance law. Mr. Goldberg graduated from Texas Christian University in 1984 with a B.S. in Economics. He received his Juris Doctor degree from St. Mary’s University School of Law in 1987 and has been a practicing attorney in Texas since 1987.

Tina L. Castillo was appointed the Company’s Controller in June 2009. In August 2010, Ms. Castillo was appointed as the Company’s Vice President, Chief Financial Officer and Treasurer. She was appointed a Senior Vice President of the Company in March 2011. Ms. Castillo received a B.B.A. degree, as well as a Master in

Professional Accounting degree, in 1994 from the University of Texas; she is a certified public accountant (Texas licensure 1995). Prior to joining the Company, Ms. Castillo served in successive roles in the audit practice group at Ernst & Young LLP, where she focused on the minerals, manufacturing and high-tech industries.

Thomas H. O’Neill, Jr. has been a director of Union Drilling since December 1997. Mr. O’Neill is a 1963 graduate of Canisius College, Buffalo, New York. He currently serves as Chairman of the Board (non-executive) of Union Drilling. Mr. O’Neill has over 31 years of domestic and international experience in the field of petroleum exploration and financing. He served on Governor Cuomo’s Advisory Board for Oil, Gas and Solution Mining for the State of New York from 1981 to 1986, served on the New York State Banking Board from 1994 through 1997, and was appointed by Governor Pataki to the New York State Dormitory Authority Board where he served for six years as Vice Chairman. Mr. O’Neill is a General Partner of Somerset Capital Partners, a private investment company, and a director of iForce Group Ltd., a logistics and contract warehousing business in the United Kingdom. Mr. O’Neill has drilled or has acquired ownership in approximately 1,600 wells, most of which were drilled throughout the Appalachian Basin. In addition, Mr. O’Neill has bought and sold many pipeline systems, various oil and gas companies and well-servicing organizations located in the Appalachian Basin. Director qualifications: In furtherance of the foregoing, Mr. O’Neill has extensive energy sector experience, particularly in Appalachian Basin, as well as extensive knowledge of the Company and its operations. His energy-related business experience includes exploration, production and transmission of natural gas and other hydrocarbons, as well as the capital financing for such activities. Mr. O’Neill’s prior government service in New York and his considerable business interests in New York and Pennsylvania have afforded Mr. O’Neill numerous valuable industry and professional contacts.

Howard I. Hoffen has been a director of Union Drilling since December 1997. Mr. Hoffen is currently the Chairman and Chief Executive Officer of Metalmark Capital, an investment center of Citi Alternative Investments that is focused on private equity. Mr. Hoffen was a founding member of Metalmark Capital LLC in 2004 and served as its Chairman and Chief Executive Officer from that time until Metalmark became part of Citigroup in 2008. Prior thereto, Mr. Hoffen served as Chairman and Chief Executive Officer of Morgan Stanley Capital Partners from 2001 to 2004, after having performed various roles in the private equity group since he joined Morgan Stanley in 1985. Mr. Hoffen also presently serves as a director of EnerSys and several private companies. During the past five years, Mr. Hoffen previously served as a director of Catalytica Energy Systems, Inc. Mr. Hoffen has a B.S. from Columbia University and an M.B.A. from the Harvard Business School. Director qualifications: In furtherance of the foregoing, Mr. Hoffen has extensive knowledge of the Company and its operations. He also has extensive financial and investment expertise and considerable knowledge of the energy industry. Mr. Hoffen’s service (both current and prior) as a director of other public companies is viewed as providing him with a perspective that is valuable to the Company’s board.

Gregory D. Myers has been a director of Union Drilling since May 1999. Mr. Myers is a Managing Director of Metalmark Capital, an investment center of Citi Alternative Investments that is focused on private equity. Mr. Myers was a founding member of Metalmark Capital LLC in 2004 and served in various roles there until Metalmark became part of Citigroup in 2008. Prior thereto, Mr. Myers was a Vice President at Morgan Stanley Capital Partners, which he joined in 1998. Mr. Myers also serves as a director on the boards of several private companies. He has a B.A. and a B.S. from the University of Pennsylvania and an M.B.A. from the Harvard Business School. Director qualifications: In furtherance of the foregoing, Mr. Myers has extensive knowledge of the Company and its operations. He also has extensive financial and investment expertise and considerable knowledge of the energy industry. Mr. Myers’ service as a director of numerous private companies, many of which are in the energy sector, is viewed as providing him with an industry perspective that is valuable to the Company’s board.

M. Joseph McHugh has been a director of Union Drilling since February 2006. Mr. McHugh served as one of five members of the office of Chief Executive from October 2000 to October 2001 and Acting Chief Financial Officer from November 1999 to May 2000 of Pillowtex Corporation, a home textiles manufacturer. Mr. McHugh served in successive financial executive positions and as President and Chief Operating Officer at Triangle

Pacific Corp, a manufacturer of hardwood flooring and kitchen and bathroom cabinets, from 1976 to 1998. During the past five years, Mr. McHugh previously served as a director, and the chairman of the corporate governance committee and audit committee, of Lone Star Technologies, Inc. He is currently a director of PGT, Inc., and chairs its audit committee. Mr. McHugh received a Bachelor’s degree from Dartmouth College and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College. Director qualifications: In furtherance of the foregoing, Mr. McHugh has valuable and extensive financial experience, having previously served as the CFO of a public corporation, and operational experience, having served as the COO of a public corporation. These prior positions give him particular experience regarding corporate finance and capital structure issues, as well as evaluating risks, both financial and operational, in business. Additionally, Mr. McHugh has other current (and prior) public company board experience, including chairing corporate governance and audit committees, which is deemed valuable to the Company’s board.

T.J. Glauthier has been a director of Union Drilling since April 2006. Since 2005, Mr. Glauthier has been the President of TJG Energy Associates, LLC, an energy consulting firm. From 2001 to 2004, Mr. Glauthier served as the President and Chief Executive Officer of the Electricity Innovation Institute, a not-for-profit affiliate of the Electric Power Research Institute. From 1999 to 2001, Mr. Glauthier served as the Deputy Secretary and Chief Operating Officer of the U.S. Department of Energy. From 1993 to 1998, he served as the Associate Director for Natural Resources Energy and Science at the U.S. Office of Management and Budget. Mr. Glauthier serves on the board of directors of EnerNOC, Inc., as well as on the board of a private company. He is a graduate of Claremont McKenna College and received an M.B.A. from the Harvard Business School. Director qualifications: In furtherance of the foregoing, Mr. Glauthier has extensive energy sector knowledge from his years of government service and his current consulting activities. He also has valuable financial expertise. Mr. Glauthier’s public board experience is deemed to further provide him with a beneficial perspective. Mr. Glauthier also has extensive personal contacts throughout government and he has a meaningful perspective on several energy-related issues that are the subject of current public debate.

Ronald Harrell has been a director of Union Drilling since August 2006. Mr. Harrell joined Ryder Scott Co. as a reservoir engineer in 1968 and became its President in 1998. Mr. Harrell served as the Chairman and Chief Executive Officer of Ryder Scott Co. from January 2000 to December 2005 and remained as its Board Chairman until May 2006. Mr. Harrell presently serves on the board of directors of eCORP International, LLC; he also serves as a Senior Advisor to The Carlyle Group, focusing on its Energy & Power group. Mr. Harrell is currently the Chairman of the University of Houston’s Petroleum Engineering Advisory Board and a past President of Louisiana Tech University’s Engineering and Science Foundation Board. He has a B.S. in Petroleum Engineering from Louisiana Tech University and is a licensed engineer in three states. Director qualifications: In furtherance of the foregoing, Mr. Harrell has extensive energy industry knowledge and experience. Given his engineering background, Mr. Harrell also has extensive technical knowledge of the evaluation and reporting of oil and natural gas reserves, as well as the finding and development process by which oil and gas is produced. Mr. Harrell’s experience as the former CEO of one of the largest and oldest reservoir-evaluation consulting firms is deemed highly valuable to the Company’s board. Given his more than 41 years of professional experience, Mr. Harrell has extensive contacts throughout the energy industry and has a highly valuable technical management perspective.

Robert M. Wohleber has been a director of Union Drilling since October 2008. Mr. Wohleber served as Senior Vice President and Chief Financial Officer of Kerr-McGee Corporation, an oil and gas exploration company, from December 1999 to August 2006. From 1996 to 1998, he served as Senior Vice President and CFO of Freeport-McMoRan, Inc., one of the largest phosphate fertilizer producers in the United States. Mr. Wohleber also currently serves on the board of directors of Oil Investment Corporation Ltd., a wholly-owned subsidiary of Oil Insurance Limited. From November 2005 to March 2006, Mr. Wohleber served as a director of Tronox Incorporated after its spin-off from a wholly-owned subsidiary of Kerr McGee Corporation. He has a B.B.A. from the University of Notre Dame and an M.B.A. from the University of Pittsburgh. Director qualifications: In furtherance of the foregoing, Mr. Wohleber has valuable and extensive financial experience having previously served as the CFO of public corporations actively engaged in the exploration and production of oil and natural gas resources (Kerr McGee Corporation and McMoRan Exploration Co.) and the production of fertilizers (Freeport-McMoRan, Inc.). He also served as President and CEO of Freeport Sulphur Company, an NYSE-listed public company. These prior positions give him particular experience regarding corporate finance and capital structure issues, as well as evaluating financial risks in business. Mr. Wohleber also has valuable prior experience in treasury management and banking.

There are no family relationships among any of the Company’s directors or executive officers.

ITEM 1—ELECTION OF DIRECTORS

The board of directors of Union Drilling is currently comprised of eight directors. Pursuant to the Company’s amended and restated certificate of incorporation and amended and restated by-laws, the board of directors is divided into three classes serving staggered terms, with the Class II directors currently serving a three year term expiring at the Company’s 2011 annual meeting of stockholders, the Class III directors serving a three year term expiring at the Company’s 2012 annual meeting of stockholders, and the Class I directors serving a three year term expiring at the Company’s 2013 annual meeting of stockholders. Upon expiration of the term of each class of directors, the director nominees for that class will be elected for further terms of three years.

The board’s corporate governance and nominating committee does not have a formal policy regarding the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the committee may consider and discuss diversity, among many other factors, with a broad view toward the needs of the entire board of directors. When identifying and recommending director nominees, the committee views diversity expansively to include, without limitation, factors such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that can contribute to board heterogeneity. The committee believes that including diversity as one of the many factors considered in selecting director nominees is consistent with the committee’s goal of creating a board of directors that best serves the needs of the Company and the interests of its stockholders.

The corporate governance and nominating committee annually performs a review of the experiences, qualifications, attributes and skills of the board’s current membership, including the director nominees and the other members of the board, and believes that the current members of the board, including the director nominees, as a whole possess a variety of complementary skills and characteristics, including the following:

•	successful business or professional experience;

•

various areas of expertise or experience, which are valuable to the Company’s current business, such as financial and general management practices, energy sector knowledge, government service, investment and commercial banking relationships;

•	personal and professional integrity and accountability, as well as sound business judgment;

•	willingness and ability to commit the necessary time to fully discharge the responsibilities of board membership;

•	leadership and consensus building skills; and

•	a commitment to the long-term success of the Company.

The corporate governance and nominating committee has recommended that Messrs. Thomas H. O’Neill, Jr., Gregory D. Myers and Christopher D. Strong each be nominated to stand for re-election at the 2011 annual meeting as a Class II director, each to serve a term of three years. All Class II directors so elected will hold office until the 2014 annual meeting of stockholders or until the election and qualification of their successors. Each of the Class II director nominees has indicated his willingness and ability to serve as a director, if elected. In the event that any nominee is unable or declines to serve, the proxies will be voted for the election of any alternate nominee as designated by the board of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The nominees for Class II directors to serve until the 2014 annual meeting of stockholders are Messrs. Thomas H. O’Neill, Jr., Gregory D. Myers and Christopher D. Strong. The board of directors has nominated such directors to stand for re-election as Class II members of the board. The board of directors has affirmatively determined that each of the nominees qualifies for election under the criteria for evaluation of directors described under “DIRECTOR NOMINATIONS-Minimum Qualifications for Director Nominees and Board Member Attributes” set forth below in this proxy statement. In addition, the board of directors has determined that each nominee, other than Mr. Strong, qualifies as being independent under all applicable regulations and standards. Additional information can be found under “CORPORATE GOVERNANCE—Director Independence” set forth below in this proxy statement.

Each individual director has qualifications and skills that, when taken together as a whole, create a strong and well-balanced board. Biographical and director qualification information regarding each director, including each director nominee, is provided under “MANAGEMENT OF THE COMPANY—Executive Officers and Directors” above.

The board of directors recommends you vote FOR the election of each Class II nominee listed above.

ITEM 2—APPROVAL OF THE SAY-ON-PAY PROPOSAL

Recently enacted federal legislation (Section 14A of the Exchange Act of 1934, as amended) requires the Company to seek (i) a non-binding advisory stockholder vote (commonly referred to as “Say-on-Pay”) on its executive compensation program as it is described below in the “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION” sections of this proxy statement, and (ii) a non-binding advisory stockholder vote on whether the Say-on-Pay vote should occur every one, two or three years. Because your vote is advisory, it will not be binding on the Company or the board and neither the Company nor the board will be required to take any action as a result of the voting outcome. However, the voting results will provide valuable information regarding investor sentiment about the Company’s executive compensation program. The board will review these voting results and take them into consideration when making decisions regarding the Company’s future executive compensation philosophy, policies and practices.

The Company requests that you support the compensation program for its named executive officers. The Company believes the information concerning executive compensation set forth in this proxy statement demonstrates that its executive compensation program was designed in an appropriate manner, consistent with sound corporate governance principles, to support the Company’s strategy and business objectives. The executive compensation program of the Company is also closely monitored by the board to ensure that the compensation program is within the range of market practices for companies of similar size and complexity. The Company believes its compensation program maintains the appropriate balance between utilizing responsible, measured pay practices and effectively ensuring that the interests of the named executive officers are incentivized by, and aligned with, the creation of long-term value for the Company’s stockholders. Consequently, the board unanimously endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of such program by approving the following non-binding advisory resolution:

RESOLVED, that the Company’s stockholders approve the compensation of the Company’s named executive officers as described in the narrative and tables under “Compensation Discussion and Analysis” and “Executive Compensation” contained in this proxy statement.

The board of directors recommends you vote FOR the approval, on a non-binding advisory basis, of the Company’s executive compensation.

ITEM 3—APPROVAL OF THE SAY-ON-FREQUENCY PROPOSAL

As mentioned above, recent federal legislation requires the Company to include in this proxy statement a separate non-binding advisory stockholder vote on whether the Say-on-Pay vote should occur every one, two or three years. Stockholders have the option to vote for any one of the three options, or to abstain on the matter if so desired.

The board has unanimously determined that an advisory Say-on-Pay vote regarding executive compensation every three years (a triennial vote) is the best approach for the Company based on a number of considerations, including:

•

The Company’s executive compensation program is designed to incentivize performance over a multi-year period. For example, all of the equity awards made to the named executive officers have vesting periods of between four years (minimum) and seven years;

•

A three-year vote cycle will provide the board sufficient time to thoughtfully consider the results of the Say-on-Pay advisory vote and to implement any desired changes to the Company’s executive compensation philosophy, policies and practices; and

•

A three-year cycle will provide investors sufficient time to evaluate the effectiveness of the Company’s short- and long-term compensation strategies and objectives and the related business outcomes of the Company.

Although the vote is non-binding, the board will take into account the outcome of the advisory vote when making future decisions about the Company’s executive compensation program. The Company’s stockholders also have the opportunity to provide additional feedback on important matters involving executive compensation even in years when Say-on-Pay votes do not occur. For example, NASDAQ rules require the Company to seek stockholder approval for new employee equity compensation plans and material revisions to any existing equity plans. As discussed in “CORPORATE GOVERNANCE-Communications with Directors” above, the Company provides stockholders an opportunity to communicate directly with the board, including on issues of executive compensation.

The board of directors recommends you select “3 Years” regarding the frequency of the non-binding advisory vote on the Company’s executive compensation program.

ITEM 4—RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITORS

The audit committee of our board of directors is empowered to annually appoint a firm of independent registered public accountants to serve as our independent auditors. The audit committee has selected Ernst & Young LLP to serve as the Company’s independent auditors for 2011, subject to ratification by the Company’s stockholders. Ernst & Young LLP served as the Company’s independent auditors in 2010.

Principal Accounting Firm Fees and Services

Ernst & Young LLP, the principal accounting firm for Union Drilling, performed the integrated audit of Union Drilling’s financial statements and internal control over financial reporting for the years ended December 31, 2010 and December 31, 2009, respectively. The following is a summary of the fees billed to Union Drilling by Ernst & Young LLP for professional services rendered for the years ended December 31:

Fee Category	2010	2009
Audit fees	$436,155	$545,718
Audit-related fees	—	—
Tax fees	36,363	50,627
All other fees	—	—

Total fees	$472,518	$596,345

Audit Fees. Consist of fees billed for professional services rendered for the integrated audit of Union Drilling’s financial statements and internal control over financial reporting and review of the interim financial statements included in quarterly reports, along with services that only the independent auditors can provide. These services include statutory and regulatory filings or comfort letters, statutory audits, attestation services (except those not required by statute or regulation), and consents with respect to, assistance with, and review of certain documents filed with the SEC.

Audit-Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Union Drilling’s financial statements and are not reported under “Audit Fees.” These services would include accounting consultations in connection with acquisitions and other transactions, attestation services related to financial reporting that are not required by statute or regulation, and consultations concerning financial standards, as well as the impact of proposed accounting rules and standards.

Tax Fees. Consist of fees billed for tax services that are unrelated to the integrated audit of Union Drilling’s financial statements and internal control over financial reporting. These services include assistance regarding federal and state tax compliance, approved tax planning, review of returns and other tax advice.

All Other Fees. Consists of fees for products and services other than the services reported above.

Policy for Pre-Approval of Audit and Permissible Non-Audit Services

The audit committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent auditors. Pre-approval is generally provided for up to one calendar year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to, and do, periodically report to the audit committee regarding the extent of services provided by the independent auditors in accordance with any pre-approval, along with the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis. The committee separately pre-approved all audit, audit-related, tax and other services provided by Ernst & Young LLP for the year ended December 31, 2010.

In connection with its pre-approval, the audit committee considers whether the provision of any permissible non-audit services is compatible with maintaining the overall independence of the independent auditors. The committee has determined the provision of the permissible non-audit services (for tax services) described above is compatible with maintaining Ernst & Young LLP’s independence.

Other Information

Although the audit committee has sole authority to appoint the independent auditors, it is seeking the opinion of the stockholders regarding the appointment of Ernst & Young LLP as independent auditors for 2011. For this reason, stockholders are being asked to ratify this appointment. If the appointment is not ratified by the stockholders, the audit committee will take that fact into consideration but may nevertheless continue to retain Ernst & Young LLP.

One or more representatives of Ernst & Young LLP are expected to attend the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement.

The board of directors recommends you vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for 2011.

AUDIT COMMITTEE REPORT

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent the Company specifically incorporates this report by reference therein.

Respective Responsibilities of the Committee, Management and the Independent Auditors

As discussed in its charter, the primary responsibility of the audit committee is to oversee the Company’s financial controls (including appropriate disclosure controls and procedures and internal control over financial reporting) and reporting processes on behalf of the board and to report the results of its activities to the board. Management is responsible for preparing the Company’s financial statements and maintaining effective internal controls. Ernst & Young LLP, the Company’s independent auditor, is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States).

The function of the committee is to provide business, financial and accounting oversight at the board level, along with advice, counsel, and direction to management and the independent auditors on the basis of information it receives, discussions with management and the independent auditors, and the experience of the committee’s members. The committee’s role is not intended to duplicate or to certify the activities of management and/or the independent auditors.

Independence of Committee Members

Each of the members of the committee meets the independence and experience requirements of NASDAQ and the SEC. Additionally, the board of directors has affirmatively determined that Messrs. McHugh, Glauthier and Wohleber, the currently serving audit committee members, each qualifies as an “audit committee financial expert” within the meaning of SEC regulations and that each audit committee member is financially literate.

Committee Charter

The audit committee has adopted, and annually reviews, a charter outlining the practices that it follows. The charter complies with all current regulatory requirements of NASDAQ and the SEC. A copy of the current charter is posted on the Company’s website, www.uniondrilling.com.

Discussions of the Committee

Throughout 2010, the committee met and held many discussions with management and the independent auditors. The committee also held a number of meetings, without members of management present, in separate executive sessions with the Company’s chief executive officer, chief financial officer, general counsel, controller, internal audit director and independent auditors.

Among other things, during these meetings, the committee reviewed and discussed the Company’s audited financial statements with the Company’s management and the independent auditors. The committee also discussed with the independent auditors other regulatory matters required to be discussed by the independent auditors with the committee, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements. The committee also received from the Company’s independent auditors the annual written report on their independence from the Company and its management (consistent with the applicable accounting and auditing standards, including those of the PCAOB) and discussed with the independent auditors their independence. These discussions with the independent auditors included an examination of whether the provision of non-audit services (relating to tax matters) provided by them to the Company during 2010 was compatible with the auditors’ independence. In addition, the committee obtained and reviewed a report by the independent auditors describing the firm’s internal quality-control procedures and related matters.

The committee also reviewed key initiatives and programs aimed at maintaining and strengthening the effectiveness of the Company’s internal control over financial reporting and disclosure control and procedures. As part of this process, the committee continues to monitor the scope and adequacy of the Company’s internal auditing program, and to review staffing levels and steps taken to implement recommended improvements in internal procedures and controls. Further, the committee provides oversight of the Company’s major financial risk exposures and management’s actions to identify, assess and control these risks and reviews the overall process by which the Company assesses and manages its financial, operational and strategic risk exposure.

In reliance on these reviews and discussions, and the report of the independent auditors, the committee recommended to the board of directors that the audited financial statements be included in Union Drilling’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC, and selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2011.

M. Joseph McHugh (Chair)

T.J. Glauthier

Robert M. Wohleber

MEETINGS AND COMMITTEES OF THE BOARD

Information about Meetings, Attendance and Committees

In 2010, the board of directors held five meetings (four in person and one by telephone), and committees of the board held a total of 10 meetings (both in person and by telephone). Regarding the incumbent directors, one director attended 75%, one director attended 92% and six directors attended 100%, of the aggregate of all meetings of the board of directors and the committees on which he served during 2010. Consequently, average attendance by the incumbent directors was 96% for the full year.

The board has three standing committees: the audit committee, the corporate governance and nominating committee and the compensation committee. These standing committees are composed entirely of independent, non-employee directors.

Executive sessions without the Company’s management present are scheduled at each board and committee meeting. The board of directors and each committee of the board separately conducted a self-assessment of their 2010 performance.

Board Committees and Functions

Audit Committee

Members:	Three independent, non-employee directors • M. Joseph McHugh (Chair) • T.J. Glauthier • Robert M. Wohleber

Number of Meetings Held in 2010: 5

Functions:

•      Assists the board of directors in fulfilling its oversight responsibilities regarding the integrity of Union Drilling’s

•      financial statements,

•      financial reporting and disclosure control process,

•      systems of internal accounting and financial controls,

•      internal audit function,

•      annual independent integrated audit of its financial statements and internal control over financial reporting,

•      risk management policies and procedures, and

•      compliance with legal and regulatory requirements.

•      Oversees Union Drilling’s financial controls (including appropriate disclosure controls and procedures and internal control over financial reporting).

•      Oversees and evaluates the performance of Union Drilling’s independent registered public accounting firm (the “independent auditors”), including a review and evaluation of the independent auditors’ qualifications and independence, the engagement partner and the quality review partner.

•      Seeks to maintain free and open communication among the committee, independent auditors, the internal auditors and management.

•      Produces a report each year for inclusion in the proxy statement.

Financial Experts:

The board of directors has affirmatively determined that each member of the audit committee is financially literate under NASDAQ listing standards and that each member has financial management expertise. Additionally, the board of directors has affirmatively determined that each current audit committee member qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

Corporate Governance and Nominating Committee

Members:	Three independent, non-employee directors • T.J. Glauthier (Chair) • Thomas H. O’Neill, Jr. • Gregory D. Myers

Number of Meetings Held in 2010: 2

Functions:

•      Develops, implements and maintains Union Drilling’s Corporate Governance Guidelines.

•      Identifies and recommends directors and committee members.

•      Oversees the board’s structure, size and performance.

•      Oversees board and committee self-evaluation process.

•      Oversees Union Drilling’s Code of Ethics.

•      Reviews potential conflict of interest and related-person transaction issues.

Compensation Committee

Members:	Three independent, non-employee directors • Gregory D. Myers (Chair) • Thomas H. O’Neill, Jr. • Ronald Harrell

Number of Meetings Held in 2010: 3

Functions:

•      Reviews and approves annually the corporate goals and objectives related to the CEO’s compensation, evaluates the CEO’s performance in light of the goals and objectives and, based on this evaluation, sets the CEO’s annual compensation.

•      Approves annually the overall compensation methodology for executive officers, as well as the individual compensation components of this overall methodology.

•      Oversees and administers the incentive compensation and equity-based compensation plans and other benefit plans.

•      Reviews and discusses the compensation discussion and analysis section, included in the proxy statement, with management and produces an annual report for inclusion in the proxy statement.

Committee Charters

A copy of the charter for each standing committee may be found on our corporate website, www.uniondrilling.com, under the heading “Investor Relations” and the sub-headings “Corporate Governance” and “Essential Governance Documents.” You can also obtain a copy of each of these charters by mailing a request to Union Drilling, Inc., Attn: Corporate Secretary, 4055 International Plaza, Suite 610, Fort Worth, Texas 76109. Each committee annually reviews its written charter and recommended changes, if any, are presented to the board of directors for approval.

NON-EMPLOYEE DIRECTOR COMPENSATION

The board’s non-employee directors are paid pursuant to a standard compensation package, split between cash payments and equity awards, designed to deliver approximately $100,000 per year to each non-employee director for his service on the board.

The non-equity components of this program are: an annual board retainer of $30,000; meeting attendance fees of $1,500 for each board and committee meeting attended in person and $1,000 for each board and committee meeting attended via teleconference; non-executive board chairman fee of $25,000; committee chair retainers of $10,000 for the audit committee and compensation committee chairs and $5,000 for the corporate governance and nominating committee chair. Non-employee directors also receive reimbursement of their reasonable travel and other out-of-pocket expenses to attend board and board committee meetings.

The equity component of non-employee director compensation is designed to annually deliver, either by stock option grants, restricted stock or restricted stock unit (“RSU”) awards, or a combination thereof, approximately $50,000 of value to each non-employee director. It is the boards’ intention that the equity component equal, as nearly as possible, one-half of each director’s annual compensation for serving on Union Drilling’s board.

In 2010, none of the non-employee directors received an equity award. Equity awards are historically approved at the December board meeting; however, due to the Company being in a blackout period under its insider trading policy, the board determined to forego the traditional equity grant in December 2010. In lieu of this equity award, each non-employee director was paid a $50,000 cash bonus.

Components of Non-Employee Director Compensation

Any director who is an employee of Union Drilling receives no additional compensation for serving on the board of directors. The following table lists the non-employee director compensation components in 2010, which were as follows:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Total ($)
Thomas H. O’Neill, Jr.	118,000	—	—	118,000
Howard I. Hoffen	86,000	—	—	86,000
Gregory D. Myers	103,000	—	—	103,000
M. Joseph McHugh	103,500	—	—	103,500
T.J. Glauthier	100,500	—	—	100,500
Ronald Harrell	90,000	—	—	90,000
Robert M. Wohleber	94,000	—	—	94,000

(1)	Reflects fees earned by non-employee directors in 2010, as well as the $50,000 cash bonus in lieu of equity awards.
(2)	No equity awards were made in 2010. At December 31, 2010, the outstanding equity awards held by each individual were as follows: Mr. O’Neill, 22,618 options and 9,309 RSUs; Mr. Hoffen, 22,618 options and 9,309 RSUs; Mr. Myers, 22,618 options and 9,309 RSUs; Mr. McHugh, 30,118 options and 9,309 RSUs; Mr. Glauthier, 30,118 options and 9,309 RSUs; Mr. Harrell, 30,118 options and 9,309 RSUs; and Mr. Wohleber, 17,142 options and 9,309 RSUs.

CORPORATE GOVERNANCE

Director Independence

The Company is subject to the listing standards adopted by NASDAQ, including the NASDAQ director independence requirements. The full text of the NASDAQ listing requirements can be found on its website (www.nasdaq.com). As of the date hereof, all board members, other than Mr. Strong who serves as our President and CEO, meet such independence requirements.

Pursuant to the NASDAQ listing requirements, the board undertook its annual review of director independence in March 2011. During this review, the board considered whether any transactions and relationships existed between each director, or any member of his immediate family or their respective affiliates, and the Company. The board also examined whether any transactions and relationships existed between the directors, or their affiliates, and members of the Company’s senior management or their affiliates. As provided in the NASDAQ listing requirements, the purpose of this review was to determine whether any such relationships or transactions existed, and if so, whether they were inconsistent with a determination that the director is independent.

As a result of this review, the board affirmatively determined that each director nominated for election at the 2011 annual meeting, other than Mr. Strong, is independent of the Company and its management under the standards set forth in the NASDAQ listing requirements. In addition, as further required by the NASDAQ listing standards, the board has made an affirmative determination as to Thomas H. O’Neill, Jr., Gregory D. Myers and Christopher D. Strong that no material relationships exists between such director nominee and the Company which, in the opinion of the board, compromises his independence or interferes with his exercise of independent judgment.

Communications with Directors

Stockholders and other parties interested in communicating directly and confidentially with the non-employee directors as a group may do so by writing to: Chairman of the Board of Directors, Attn: Corporate Secretary, Union Drilling, Inc., 4055 International Plaza, Suite 610, Fort Worth, Texas 76109, in an envelope marked “Confidential.” The Corporate Secretary of the Company will promptly forward, unopened, to the Chairman of the Board of Directors all such correspondence. In addition, if you wish to communicate generally with the board you may do so by writing to: Corporate Secretary, Union Drilling, Inc., 4055 International Plaza, Suite 610, Fort Worth, Texas 76109. The Corporate Secretary will review all such non-confidential correspondence and will either forward to the board of directors a summary of the correspondence, or a copy of the actual correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the board of directors or its committees or that he otherwise determines requires board attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the board of directors and request copies of any such non-confidential correspondence.

Any stockholder or employee may submit at any time a good faith complaint regarding any accounting, accounting controls, internal controls or auditing matters concerning the Company without fear of dismissal or retaliation of any kind. All such complaints are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the audit committee regarding such matters. Confidential, anonymous reports may be made by writing to the: Chair of the Audit Committee, Attn: Corporate Secretary, Union Drilling, Inc., 4055 International Plaza, Suite 610, Fort Worth, Texas 76109, in an envelope marked “Confidential.” The Corporate Secretary of the Company will promptly forward, unopened, to the audit committee chairman all such correspondence.

These policies and procedures are not intended to alter or amend the requirements a stockholder must satisfy in order to (i) present a stockholder proposal at a meeting of stockholders, (ii) nominate a candidate for the board of directors, or (iii) recommend a candidate for the board of directors for consideration by the corporate governance and nominating committee, whether set forth in the Company’s amended and restated by-laws, the policies or procedures regarding director nominations followed by the corporate governance and nominating committee or Rule 14a-8 of the Securities Exchange Act of 1934, as amended, to the extent applicable.

The Company encourages, but does not have a policy requiring, directors to attend the annual stockholders’ meetings.

Code of Ethics

Union Drilling has adopted a written code of ethics, which sets forth its expected standards of business conduct and which is applicable to all employees, including our chief executive officer, our principal financial officer, principal accounting officer, controller, and persons performing similar functions (each a “principal officer”), as well as the directors of the Company. Our code of ethics satisfies the SEC’s definition of, and requirements for, such a code. A copy of our code of ethics is available on our corporate website, www.uniondrilling.com. The Company intends to post amendments to, or waivers from, its code of ethics (to the extent applicable to or affecting any principal officer or director) on its website. The corporate governance and nominating committee, and when appropriate in conjunction with the audit committee, reviews and oversees compliance with the code of ethics.

Corporate Governance Guidelines

The board has adopted corporate governance guidelines which are intended to provide effective governance of the business and affairs of the Company for the long-term benefit of its stockholders. You can review a copy of the Company’s corporate governance guidelines on our corporate website, www.uniondrilling.com, under the heading “Investor Relations” and the sub-headings “Corporate Governance” and “Essential Governance Documents.” Additionally, you can obtain a copy of the corporate governance guidelines by mailing a request to Union Drilling, Inc., Attn: Corporate Secretary, 4055 International Plaza, Suite 610, Fort Worth, Texas 76109.

Responsibilities of the Board of Directors

The corporate governance guidelines provide that the responsibilities of the board are to:

•	Oversee legal compliance and ethical conduct.

•

Select the chief executive officer and other executive officers with due care, and establish compensation and benefits for these executives that, in addition to appropriate base salaries, will include appropriate performance-based bonuses and incentive compensation.

•	Evaluate the performance of the chief executive officer and other executive officers and make changes as may be required, in the sole discretion of the board of directors.

•	Provide oversight of senior management succession planning and, in the case of the chief executive officer succession planning, assume sole responsibility for the selection process and decision.

•	Review and approve the Company’s long-term and short-term strategic business and financial plans, and monitor regularly the Company’s performance regarding these plans and any associated risks.

•	Provide general advice and counsel to senior management.

•	Propose nominees, upon the recommendation of the corporate governance and nominating committee, for election as directors.

•	Implement effective corporate governance practices.

Structure of the Board of Directors

The Company’s corporate governance guidelines set forth the following concerning the structure of the board of directors and directors in general:

•	The board of directors determines the number of directors to serve thereon and will periodically review the board’s size and will make adjustments when deemed appropriate.

•

A majority of the directors must be “independent,” under NASDAQ listing standards and under applicable laws and regulations. It is the goal and present practice of the board of directors that at least 75% of the directors be independent.

•	Only independent, non-employee directors can serve on the audit committee, the corporate governance and nominating committee and the compensation committee.

•	Executive sessions will be held at each in person meeting of the board.

•	Directors are elected to serve a three year term.

•	Directors are expected to attend regularly scheduled board and committee meetings and to use their best efforts to attend non-regularly scheduled board and committee meetings.

The board has flexibility under the corporate governance guidelines to select an appropriate leadership structure. At present, the board believes that it is preferable for one of its independent, non-employee members to serve as chairman. The board further believes this structure is appropriate given that the board views the CEO as having the day-to-day responsibility to run the Company, while the board chairman has the responsibility to run the board. The non-employee directors appoint the non-executive chairman of the board. This chairman/CEO separation is believed to help ensure, and strengthen, the overall independent role of the non-employee directors. The duties of the chairman are to:

•	Preside at board meetings.

•	Preside at executive sessions or other meetings of the non-management directors.

•	Recommend the retention of consultants, legal, financial, or other professional advisors who are to report directly to the board.

•	Consult with management as to the agenda items for board and committee meetings.

•	Coordinate with committee chairs in the development and recommendations regarding board and committee meeting schedules.

The board believes its leadership structure not only provides for strong independent leadership, but also is in the best interest of the Company’s stockholders given that it effectively positions the CEO as the Company’s leader and will permit him to focus his entire energies on daily managing the overall business operations. The board acknowledges that its approach to leadership structure may evolve over time. Consequently, the board intends to periodically re-examine its corporate governance policies and leadership structure to ensure that they continue to meet the Company’s needs and objectives.

Desired Characteristics of Individual Directors and the Board

•

The board of directors is required to be composed of a majority of independent, non-employee directors with a diverse range of skills, ages, expertise and occupational backgrounds. Consequently, when considering and evaluating potential board nominees, the competencies of the entire board and characteristics of individual directors will be considered.

•	Nominees to the board of directors may be identified by various methods, including by stockholder nomination, director search firms or by present board members.

•

Potential new and incumbent directors should demonstrate or possess the following characteristics: independence (if non-employee); personal and professional integrity and accountability; breadth of experience; knowledge about the energy services industry; and a willingness to devote the necessary time and effort to fulfilling his/her responsibilities to the board.

Board of Directors’ Role in Risk Oversight

The Company’s board of directors has overall responsibility for the effective oversight of risk, whether financial, operational or strategic. This oversight function necessarily focuses on the most significant risks facing the Company and is deemed an important priority by the board. The board does not attempt to view in isolation the risks facing the Company, but tries to consider risk broadly and as a proper component of the Company’s strategy. The board does not believe it is possible, nor even desirable, to eliminate all business risk. Rather, reasonable and fully-considered risk-taking is deemed appropriate and necessary for the Company to remain competitive in its industry.

While the board of directors generally oversees risk management, the responsibility for daily managing these risks resides with the Company’s management team. The Company has established numerous internal processes for identifying and managing risk, including an enterprise risk management process and comprehensive internal and external audit processes. These processes have been designed to allow management to effectively identify and manage risks and to timely communicate the results of such activities with the board. Management routinely communicates with the board, its committees and individual directors, as appropriate, regarding various risks. All directors have direct and open access to the Company’s executive officers and various other members of the management team. As a result, throughout the year, the board and its committees communicate with each other and with management. At each board meeting the Company’s strategic and operational risk are presented and thoroughly discussed during the CEO’s operational report. The Company’s financial risks are specifically addressed during the formal presentation of its financial results at each board meeting. The board further considers risks when considering specific proposed actions.

In addition to the presentation of information to the full board, the board has delegated responsibility for the oversight of certain risks to the proper board committee. These committees regularly meet and report to the full board at each board meeting. In particular:

•

The audit committee oversees the risks relating to the Company’s financial statements, its financial reporting processes, accounting and legal/ethical compliance matters. The committee also oversees the internal audit function. Further, it broadly reviews the Company’s credit, liquidity, legal and market risks. The committee also oversees the guidelines, policies and processes by which the Company manages, and mitigates as appropriate, the various extant financial risks.

•

The compensation committee oversees the risks relating to the compensation philosophy and programs of the Company and generally evaluates the effect the Company’s compensation structure may have on management risk taking. The committee also monitors risks relating to overall management and organizational structure, as well as succession planning at the executive officer and key employee levels.

•

The corporate governance and nominating committee provides oversight on risks relating to the governance structure and processes of the Company and, along with the audit committee if necessary, monitors all related party transactions and potential conflict of interest issues, including the risks which could result therefrom.

As indicated above, the board’s proper role is risk oversight as opposed to the day-to-day management of risks, which is the focus of the Company’s management team. The board believes this division of responsibility provides an effective means for addressing the full spectrum of risks facing the Company. Furthermore, the board believes that its leadership structure, with an independent, non-management chairman of the board and of each committee, supports its risk oversight function.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the compensation discussion and analysis included in this proxy statement and, based on such review and discussion, has recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement and Union Drilling’s Annual Report on Form 10-K for the year ended December 31, 2010.

Gregory D. Myers (Chair)

Ronald Harrell

Thomas H. O’Neill, Jr.

The compensation committee consists entirely of the above-listed independent directors. Each member of the committee has no professional, familial or financial relationship with any of the executive officers of Union Drilling, other than by virtue of his directorship with Union Drilling.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the compensation committee (i) was an officer or employee of the Company or a subsidiary of the Company during 2010, (ii) was formerly an officer of the Company or a subsidiary of the Company, or (iii) had any relationship required to be disclosed pursuant to Item 404 of Regulation S-K, except for the fact that Mr. O’Neill served as chief executive officer of the Company from September 1997 to October 2000.

During fiscal 2010, none of the Company’s executive officers served as (i) a member of a compensation committee of another company, one of whose executive officers served on the Company’s compensation committee; (ii) a director of another company, one of whose executive officers served on the Company’s compensation committee; or (iii) a member of a compensation committee of another company, one of whose executive officers served as one of the Company’s directors.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) section discusses Union Drilling’s executive compensation program, including the compensation awarded to, earned by, or paid to our named executive officers and the material elements of their compensation. Union Drilling’s three named executive officers for 2010 are listed in the Summary Compensation Table found below. Following the CD&A are various other tables and information explaining the compensation for our named executive officers.

We have historically operated our business with a small and tightly integrated management team possessing the skills deemed necessary by the board of directors to address the special requirements of our business. Our compensation system is one important factor in our ability to attract, retain and properly motivate the skilled individuals we need.

Compensation Philosophy and Objectives

The compensation committee (“Committee”) of the board of directors oversees the Company’s executive compensation program, as well as establishes and reviews the program’s overall compensation philosophy. We have designed our executive compensation programs to reward and retain our senior executives, as well as to encourage management actions that will increase stockholder value. We evaluate compensation levels relative to Company and individual performance and to industry norms to ensure that we maintain our ability to attract and retain outstanding employees in key positions. The Committee believes that the Company’s compensation program for its named executive officers should be designed to encourage and reward enhancement of stockholder value by linking the financial interest of these executives to the financial interests of the Company’s stockholders, including long-term stockholder value appreciation.

The program focuses on the following key objectives:

Union Drilling’s compensation program should encourage executive performance that benefits the organizational results by linking compensation to overall financial, operational and stock price performance.

The Company’s compensation program for its named executive officers seeks to link compensation to the financial performance of the Company as a whole. Annual cash incentives, while entirely discretionary, are viewed in the context of whether certain corporate financial and operational goals were achieved. These annual incentives are periodically reviewed and modified, as appropriate, by the Committee. Similarly, the program seeks to provide a meaningful portion of each named executive officer’s compensation in the form of equity-based compensation, to align compensation with the Company’s long-term capital appreciation and to further enhance these executives’ alignment with the interests of stockholders.

Incentive compensation should constitute a greater part of total compensation for senior positions.

The Committee believes that total compensation should generally increase with position and responsibility and, as employees move to higher levels of responsibility with greater ability to influence the Company’s results, the percentage of their pay at risk should accordingly increase. As a result, the Company’s executive compensation program seeks to place an appropriate proportion of the named executive officers’ compensation “at risk” in the form of an annual cash bonus and equity-based award, which are tied to the Company’s overall operational, financial and stock performance. In exercising its judgment with regard to evaluating management performance and making other compensation decisions, the Committee reviews a variety of factors, including operating performance, execution of the Company’s business strategy and current plan, earnings performance on an absolute and relative basis, progress in implementing business development efforts, market levels of compensation in our industry, and any other factors and circumstances determined to be pertinent.

Incentive compensation should strike a balance between short-term and long-term performance.

The Company’s compensation plans seek to focus management on achieving short-term financial and operational goals in a manner that supports the Company’s long-term success and profitability. Consequently, the Company uses short-term incentives to reward effective ongoing management of corporate operations through annual performance incentives tied to the Company’s overall annual goals. Similarly, the Company uses long-term incentives to motivate the named executive officers toward long-term management of the business through prudent use of equity programs that focus management attention on increasing long-term stockholder value. Because the Company’s long-term success should be a priority for these executive officers, the Company’s compensation plan emphasizes long-term incentives for the named executive officers, through the long-term nature of equity-based compensation.

Union Drilling’s compensation levels should attract, retain, motivate and reward key executives through competitive salary and incentive plans.

The Company’s overall compensation levels are targeted to attract the type of talented individuals needed to achieve the long-term financial and operational strategy of the Company. The Committee sets compensation levels, the relative mix of compensation elements, annual incentive opportunities and long-term incentive grants based on its assessment of each executive’s position, responsibilities and performance. While certain elements of the Company’s compensation program are quantitative in nature, the Committee avoids an expressly formulaic approach to executive compensation decisions. As a result, the Committee also reviews a comparison of the Company’s compensation package to the aggregate compensation of executives of a peer group of contract drilling and energy services companies to determine the overall competitiveness of Union Drilling’s compensation package.

This peer group is generally selected based on the industry and business focus of the subject companies, as well as their overall revenue and market capitalization. In recent years, this peer group consisted (all or in part) of

• Allis-Chalmers Energy	• Lufkin Industries

• Basic Energy Services	• Newpark Resources

• Bronco Drilling	• Parker Drilling

• Carbo Ceramics	• Patterson-UTI

• Gulfmark Offshore	• Pioneer Drilling

• Gulf Island Fabrication	• Superior Well Services

• Helmerich & Payne	• T-3 Energy Services

• Hercules Offshore	• Trico Marine Services

• Hornbeck Offshore	• Unit Corporation

Where appropriate, the target positions at these peer companies are adjusted to reflect Union Drilling’s scale and scope.

Role of Management in Compensation Decisions

Although the Committee oversees the Company’s executive compensation program, it also consults with the CEO in certain respects regarding this program. The Company’s CEO provides the Committee with performance information, analyses and data to assist the Committee in determining the types and amounts of compensation elements to be paid to the named executive officers other than the CEO. The Committee utilizes these analyses, data and evaluations in its deliberations when setting the compensation levels for these executive officers.

The Committee may invite the CEO to be present at Committee meetings at which it discusses and evaluates executive compensation and Company performance for executives other than the CEO. While the Committee may solicit the CEO’s input and insight, suggestions or recommendations regarding compensation for other executives during these meetings and at other times, the Committee ultimately makes all determinations regarding compensation of the named executive officers.

The Committee meets with the CEO to review his own compensation package, but likewise ultimately makes all decisions regarding the CEO’s compensation solely based upon the Committee’s and the board’s deliberations and evaluations without the CEO being present.

Compensation Consultant

As authorized under its charter, the Committee from time to time utilizes an independent compensation consultant to assist the Committee in the performance of its duties and otherwise to advise the Committee regarding executive compensation issues. These issues may generally include the amount and form of executive compensation. In recent years, the Committee has engaged the services of Frederic W. Cook & Co., Inc. (“FWC”). On all matters relating to executive compensation, FWC is hired by, and reports directly to, the Committee. During 2010, FWC (including its affiliates) provided no consulting services to the Company other than those for the Committee.

During 2010, FWC provided the Committee with an analysis of competitive practices and compensation relevant to the Company’s executive jobs and industry, as well as advice regarding the termination protection arrangements approved for the Company’s named executive officers. FWC also provided market survey data, as well as information regarding general compensation trends and issues. This information was utilized by the Committee in arriving at its recommendations for executive compensation in 2010.

Process for Setting Compensation

The Committee has structured the Company’s compensation program for the named executive officers, utilizing the compensation philosophy and objectives described above.

Generally speaking, it is the intent of the Committee that the named executive officers’ base salary be competitive with industry peers (adjusting for appropriate scale and scope differences) for their comparable positions, based on available published market survey data, including the data obtained from FWC. The Committee also seeks to provide the Company’s named executive officers with an annual incentive award, which is comprised of a cash bonus component, as well as a long-term equity component. The Committee sets the target amount of the annual incentive award as a specified percentage of the base salary for the named executive officer using a range of percentages that is intended to be competitive with industry peers based on the FWC market survey data.

While the Committee uses this market survey data as a general guide for determining compensation elements of the Company’s named executive officers, individual factors may cause the actual amount of compensation to vary from these targets. For example, in the case of new executive-level hires, the compensation may be set as a result of negotiations between the Company and the named executive officer. In the case of existing named executive officers, the actual compensation may vary as a result of the officers’ responsibilities, experience level and prior performance, individually as well as the Company as a whole.

The Committee seeks to provide a meaningful portion of total compensation in the form of annual and long-term incentives, in light of the objectives set forth above. The Committee typically targets an allocation of the annual incentive award to be split two-thirds in cash and one-third in an equity award. The equity award is split as equally as possible between a stock option grant and a restricted stock unit (“RSU”) award. It is the Committee’s present intention to maintain the 2:1 cash/equity split and the equity mix described above when making compensation determinations. Nonetheless, when allocating among long-term equity incentives (such as between stock option grants and restricted stock or RSU awards), items such as the number of options or shares of restricted stock (or RSUs) available to grant, level of employment and job performance may also be considered, thus modifying the intended approach. Ultimately, personal income from incentive compensation is realized as a result of the Company’s performance compared to established goals.

Throughout the year, the Committee monitors the effectiveness of the components of the compensation program, including performance measures for the cash bonus and long-term equity incentives, and may change the components should the Committee determine that the enhancement of stockholder value warrants it. This change could include additional stock option or restricted stock/RSU grants, as deemed appropriate by the Committee. The Committee also reviews the compensation of the named executive officers with that of the peer group described above to monitor the overall competitiveness of the Company’s compensation package.

Components of Compensation

The Company provides four compensation components to its named executive officers:

•	Base Salary,

•	Annual Incentive Awards,

•	Long-Term Incentive Awards, and

•	Benefits and Perquisites

Base Salary. We establish base salaries for our named executive officers at competitive levels for the respective positions, taking into account their responsibilities and experience. We determine base salary levels on the market for similar positions in our industry and make adjustments as we deem necessary. For 2011, no increase in the base salary paid to Mr. Strong, Mr. Goldberg or Ms. Castillo was approved. Consequently, the base salaries of Messrs. Strong and Goldberg and Ms. Castillo for 2011 are $400,000, $260,000 and $230,000, respectively.

Annual Incentive Awards. We make annual incentive awards comprised of two components—cash bonus and equity grants—that are tied to our overall financial results, as well as the performance of each named executive officer. Our annual incentives are designed to reward management performance relative to expectations and goals across a broad range of metrics, both on an absolute basis and relative to the peer group based on prevailing industry conditions. Prior to 2007, our annual incentive awards were only in the form of cash bonuses.

Our annual incentive awards, as well as our philosophy in administering them as described above, contemplate that the Committee will review the financial performance of the Company and will assess, together with the CEO (except with regard to himself), the named executive officer’s personal performance in determining the annual incentive award to be made. The cash bonus portion of the annual incentive that was paid for 2010 appears in the “Bonus” column of the Summary Compensation Table below.

For fiscal 2010, the annual incentives paid to each named executive officer were discretionary and were based on the Committee’s review of such executive’s role in the accomplishment of certain corporate goals and objectives, as well as comparisons with the compensation practices of a selected peer group of public energy services companies of similar size and scope to the Company.

Long-Term Incentive Awards. As part of our executive compensation program, we provide long-term incentives, in the form of equity awards, to our executives. As discussed above, the Committee has a targeted allocation of the annual incentive award to be split two-thirds in cash and one-third in equity. Stock options and restricted stock units granted to the named executive officers are granted as a component of their respective annual incentive award and are based upon individual performance in their functional areas and the contribution of each officer to the Company’s overall achievement of certain financial and operational goals.

In addition, we may grant additional equity awards on a one-time basis at the commencement of employment of an executive or in the case where the Committee determines that such an equity grant is warranted. We award equity-based long-term incentives because we believe that such awards link management’s risk and investment decisions with stockholders’ interests, and promote retention, stability and corporate loyalty among our named executive officers. In determining to grant options or other forms of equity, the Committee considers a number of factors including market data, the individual’s role within the Company and the financial impact and the potential value of an option grant versus other equity instruments. As equity-based awards are inherently tied to the performance of our common stock, we believe that a vesting schedule primarily based on continued service is appropriate to meet the retention and performance incentive goals. In 2010, the board, upon the Committee’s recommendation, made two equity awards to the named executive officers. In March 2010, the board approved an award of 50,000 RSUs to Mr. Goldberg; such RSUs to vest over a six year period. The board intends for this award to serve as a retention incentive for Mr. Goldberg. In August 2010, upon her promotion to chief financial officer, Ms. Castillo was granted a stock option award for 75,000 shares of the Company’s common stock. Likewise, as these options vest over a four year period, this grant was not only in recognition of her promotion, but also to serve as a retention incentive for Ms. Castillo.

The board intends to have future regularly recurring equity awards issued in the fourth quarter of each year. We have granted all of our presently outstanding stock options with multi-year vesting periods (typically over four years) and at exercise prices not less than the fair market value (the NASDAQ closing price) on the date of grant. The recurring annual RSU awards to the named executive officers vest after a four year period. We expense these awards in accordance with all applicable U.S. accounting requirements.

Equity awards historically have been approved at the December board meeting each year; however, due to the Company being in a blackout period under its insider trading policy, the board determined to forego the traditional equity grants to the named executive officers in December 2010. Consequently, for 2010, each named executive officer received his/her annual incentive award entirely in cash.

Benefits and Perquisites. Named executive officers are eligible to participate in our standard medical, prescription drug and dental insurance, disability insurance, group life insurance and retirement plans and other benefits provided to other full time employees. Our retirement savings plan is a tax-qualified defined contribution 401(k) plan, which we believe helps our employees, should they elect to participate, prepare for their individual retirement. Our objectives for the 401(k) plan are to provide a tax efficient retirement savings opportunity that is competitive, when compared to similarly-sized companies within our general industry, and designed with simple terms to enable participants to recognize the benefits of such a savings plan. We do not maintain any defined benefit retirement plans.

The Company generally does not pay any perquisites to the named executive officers, other than benefits relating to an automobile allowance and certain payments made under various employee benefit plans or programs. Any perquisite paid in 2010 is more fully detailed in the “All Other Compensation” column of the Summary Compensation Table below.

Employment Agreements and Post Termination Compensation

We do not maintain employment agreements with our named executive officers, all of whom are employees-at-will. However, following a change in control of the Company, if the named executive officer’s employment is terminated under certain conditions, such as involuntary termination without “cause” (as defined in such officer’s equity award agreement), or termination by the named executive officer for “good reason” (as defined in such officer’s equity award agreement), all of the stock options granted to the named executive officer will become immediately exercisable and any shares of restricted stock (or RSUs) granted to such officer will vest and become nonforfeitable. We believe this protection is appropriate to enable the named executive officer to then realize any value in his/her equity awards as a result of his/her efforts on behalf of the Company to that time.

The Company’s board believes that maintaining the at-will employment status of our named executive officers is desirable. However, the board also recognizes that, in order to attract and retain qualified executives who may otherwise desire the protection of a long-term employment contract, it is appropriate to offer specified severance benefits to certain senior executive officers in the event of a change in control of the Company. The board believes that entering into a termination protection agreement with such senior executives is a sound business decision intended to protect stockholder value before, during and after a change in control of the Company. A change in control of a corporation is often accompanied by changes in corporate culture and job losses due to redundancy, especially at the senior executive level. If a change in control of the Company were under consideration, the board understands that our senior executives could face personal uncertainties and distractions about how the transaction may affect them. By entering into a termination protection agreement before any such transaction is contemplated, the board’s goal is to focus such executive’s full attention and dedication to our stockholders’ best interests in the event of a potential change in control transaction. The board believes that such an agreement will align the executive’s interests with those of the stockholders, encouraging the executive to stay with the Company to see the transaction through to its completion.

The board unanimously approved on March 29, 2011 the Company entering into a termination protection agreement with its president and chief executive officer, Mr. Strong, and its two senior vice presidents, Mr. Goldberg and Ms. Castillo. The termination protection agreement is designed to provide a meaningful monetary benefit in the event of such executive’s separation of service (i) without “Cause” (as defined in the agreement) within three (3) months prior to, or twelve (12) months following, a “Change in Control” (as defined in the agreement) of the Company, or (ii) for “Good Reason” (as defined in the agreement) within twelve (12) months following a Change in Control. The agreement also provides for the immediate acceleration of vesting of all outstanding equity awards held by the executive and, in the case of stock options, a 365 day exercise period following the separation of service date. Further, to the extent legally permitted, the agreement provides for the reimbursement of health insurance premiums for up to18 months in the event the executive elects COBRA coverage. Prior to receiving any separation payment, each executive must enter into an irrevocable release of any employment-related claims. The board believes that the termination protection agreement, including the conditions under which such benefits are triggered and the overall amount of such benefits, is comparable to those provided by certain of the companies in the Company’s peer group. The independent consultant to the Committee (FWC) reviewed the termination protection agreement and confirmed to the Committee that the agreement is competitive for similarly-sized companies in the energy services industry.

For more information on our termination protection arrangements, please refer to “Potential Payments Upon Termination or Change in Control” below.

Impact of Tax and Accounting Treatment

Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”), denies a publicly-held corporation a federal income tax deduction for the compensation of certain executive officers exceeding $1 million per year. Qualified performance-based compensation which meets certain requirements imposed by Section 162(m) is not subject to the limitations on deductibility. While we generally endeavor to structure compensation so as to qualify for deductibility, we may authorize compensation that may not be deductible when we believe such nondeductible compensation is warranted under the then present circumstances.

COMPENSATION-RELATED RISK MANAGEMENT

The compensation committee, and the board of directors, believes the Company’s compensation policies and practices for its named executive officers, as well as those relating to all employees generally across the Company, are not reasonably likely to create inappropriate management risk-taking that could have a material adverse effect on the Company. The compensation committee believes that, as discussed at length above, the Company’s compensation policies and practices are well-balanced between the cash/equity mix utilized to incent both short-term and long-term business objectives. This practice is considered appropriate to help ensure a reasonable relationship between the annual and long-term compensation elements and it is not considered to create incentives for excessive or imprudent risk-taking by management. To the contrary, the committee believes that the Company’s compensation policies and practices actually serve to ensure a long-term value creation focus by management.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning total compensation earned, paid or awarded to the named executive officers for services rendered during the 2010 fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)(4)	Option Awards ($) (3)(4)	All Other Compensation ($) (5)	Total ($)

Christopher D. Strong	2010	400,000	300,000	—	—	17,584	717,584
President and Chief Executive Officer	2009	400,000	200,000	50,806	63,295	4,552	718,653
	2008	400,000	470,000	3,948,002	57,428	9,378	4,884,808

David S. Goldberg	2010	260,000	135,000	370,500	—	21,284	786,784
Senior Vice President,	2009	237,115	70,000	17,784	22,153	20,661	367,713
General Counsel and Corporate Secretary	2008	235,000	110,000	27,502	19,742	5,875	398,119

Tina L. Castillo	2010	178,212	90,000	—	299,780	8,752	576,744
Senior Vice President,
Chief Financial Officer and Treasurer (6)

(1)	Reflects cash bonus awarded in each respective year.
(2)	The amounts in this column reflect the aggregate grant date fair value of each RSU award computed in accordance with the provisions of ASC Topic 718 (disregarding the impact of estimated forfeitures related to service-based vesting conditions). The grant date fair value is based on the closing price of the underlying Company common stock on the respective grant date. Each RSU award vests over time. Additionally, the aggregate grant date fair value for the 200,000 share performance-based award to Mr. Strong in 2008 is based on the probability that all performance-based conditions required for vesting will be achieved. There can be no assurance that the grant date fair value will ever be realized regarding any of the RSU awards.
(3)	The amounts in this column reflect the aggregate grant date fair value of stock option awards computed in accordance with the provisions of ASC Topic 718 (disregarding the impact of estimated forfeitures related to service-based vesting conditions). A discussion of the assumptions used in calculating these values may be found in Note 2 to our financial statements in our Form 10-K for the years ended December 31, 2010, 2009 and 2008, respectively, as filed with the SEC. There can be no assurance that the grant date fair value will ever be realized regarding any of the stock option awards.
(4)	Due to a change in the reporting requirements under Regulation S-K, the values reported in this column for 2008 are different from the values reported in the Company’s prior 2009 proxy statement, which reported the aggregate amount of compensation expense recognized by the Company for all awards.

(5)	For 2010, All Other Compensation consists of: (i) for Mr. Strong, an automobile allowance of $13,200, employer matching contributions of $4,000 to the Company’s 401(k) plan, and group term life insurance premiums paid by the Company; (ii) for Mr. Goldberg, an automobile allowance of $14,400, employer matching contributions of $6,500 to the Company’s 401(k) plan, and group term life insurance premiums paid by the Company; and (iii) for Ms. Castillo, an automobile allowance of $6,000, employer matching contributions of $2,406 to the Company’s 401(k) plan, and group term life insurance premiums paid by the Company.
(6)	Ms. Castillo was appointed to her current positions on August 3, 2010. Prior thereto, she served as the Company’s controller. Effective August 3, 2010, Ms. Castillo’s base salary was adjusted from $165,000 to $230,000 per year. Amounts reported are accordingly prorated to account for her different salary levels during 2010.

Equity Compensation Plans

Amended and Restated 2000 Stock Option Plan. This plan permits the granting of up to 1,579,552 shares in the form of either incentive stock options or non-qualified stock options, or a combination of both. Grants of restricted stock or RSUs are not authorized under the plan. The Amended and Restated 2000 Stock Option Plan provides that the maximum number of shares of the Company’s common stock that an eligible employee may receive in any calendar year with respect to options may not exceed 250,000 shares. Given that more than ten years have elapsed since the approval of the 2000 Stock Option Plan, no future stock option awards can be made under this plan.

Amended and Restated 2005 Stock Incentive Plan. This plan permits the granting of up to 1,579,552 shares in the form of either incentive stock options or non-qualified stock options, or a combination of both. Grants of restricted stock or RSUs are authorized under this plan. The Amended and Restated 2005 Stock Incentive Plan provides that the maximum number of shares of the Company’s common stock that an eligible employee may receive in any calendar year with respect to options may not exceed 658,147 shares. No more than forty percent (40%) of the shares issuable under this plan may be subject to awards of shares of restricted stock or RSUs.

Plans in General. Stock options may currently be granted only under the Amended and Restated 2005 Stock Incentive Plan, and previously under the Amended and Restated 2000 Stock Option Plan. Both plans provide(d) for grants of incentive stock options, non-qualified stock options, or some combination thereof, provided that there may not be a grant of incentive stock options when (as of the option grant date) the aggregate fair market value of the stock for which all such options are exercisable exceeds $100,000. Under both plans, all options are awarded at an exercise price determined by the board, provided that the exercise price must be at least the fair market value, as of the grant date, of the common stock for which the option may be exercised. If the board elects to issue incentive stock options to an employee holding at least ten percent (10%) of the total shares of all classes of the Company’s equity securities, the exercise price for such options must be at least one hundred ten percent (110%) of the fair market value, as of the grant date, of the common stock for which the option may be exercised. The board also determines the vesting date of each option granted under these plans, along with the length of the exercise period, provided that the exercise period for an incentive stock option granted to an employee holding at least ten percent (10%) of the Company’s common stock (as described above) may not exceed five years from the grant date. For the determinations made pursuant to these plans, the term “fair market value” means either the closing sales price of one share of the Company’s common stock on the grant date, the closing sales price of one share of the Company’s common stock on the most recent date with reported sales on the principal exchange on which the stock is listed (if no sales have taken place on the grant date), or a value as determined by the board (if the Company’s shares of stock are not publicly traded) by reasonable application of a reasonable valuation method in accordance with Section 409A of the IRC.

The Amended and Restated 2000 Stock Option Plan does not allow for the granting of restricted stock or RSUs to the Company’s officers, directors or employees. The Company may grant restricted stock or RSUs under the Amended and Restated 2005 Stock Incentive Plan to officers, directors or certain employees and, if desired, can designate certain awards as “performance-based.” Any shares of restricted stock or RSUs awarded under this plan are subject to certain restrictions on sale, assignment, transfer, pledge, or other encumbrance and are also subject to the Company’s right of reversion. These restrictions will terminate under certain circumstances or after a pre-established time period.

In October 2005, the Company paid a stock dividend of 1.6325872 shares for each then outstanding share of common stock. As a result of this dividend, the number of shares authorized to be subject to purchase through exercise of the stock options granted under each plan increased from 600,000 to 1,579,552 shares. The limitations on issuance of shares are subject to further adjustment upon the occurrence of certain future recapitalization events, including a stock split or dividend, by the Company.

Grants of Plan-Based Awards for 2010

The following table provides information about the plan-based equity awards made to each of our named executive officers under our equity benefit plans during fiscal 2010. Mr. Strong received no equity awards during 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option/ SARs Awards: Number of Securities Underlying Options/ SARs (#) (1)	Exercise or Base Price of Option/ SARs Awards ($/sh)	Grant Date Fair Value of Stock and Option/ SARs Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher D. Strong
David S. Goldberg	3/4/2010							50,000			370,500	(2)
Tina L. Castillo	8/4/2010								75,000	6.36	299,780	(3)

(1)	The restricted stock unit award is subject to time-based vesting over a six year period, commencing on the fourth anniversary of the grant date. The stock option award is subject to time-based vesting over a four year period, commencing on the first anniversary of the grant date.
(2)	This amount reflects the aggregate grant date fair value of the RSU award computed in accordance with the provisions of ASC Topic 718 (disregarding the impact of estimated forfeitures related to service-based vesting conditions). The grant date fair value is based on the closing price ($7.41 per share) of the underlying Company common stock on the grant date. There can be no assurance that the grant date fair value will ever be realized regarding the RSU award.
(3)	This amount reflects the aggregate grant date fair value of the stock option award computed in accordance with the provisions of ASC Topic 718 (disregarding the impact of estimated forfeitures related to service-based vesting conditions). A discussion of the assumptions used in calculating the value may be found in Note 2 to our financial statements in our Form 10-K for the year ended December 31, 2010, as filed with the SEC. There can be no assurance that the grant date fair value will ever be realized regarding the stock option award.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table sets forth information concerning outstanding equity awards held by our named executive officers at December 31, 2010. Option awards were granted for ten-year terms, ending on the option expiration date set forth in the table. Stock awards were granted as indicated in the footnotes to the table.

Outstanding Equity Awards as of December 31, 2010 (1)

		Option Awards (2)(3)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (4)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#) (5)	Market Value of Shares or Units of Stock That Have Not Vested($) (6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#) (7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($) (8)
Christopher D. Strong	12/3/09	4,019	12,058	6.32	12/3/19
	12/3/09					8,039	58,524
	12/3/08	11,768	11,768	4.67	12/3/18
	12/3/08					17,131	124,714
	6/10/08							200,000	1,456,000
	11/27/07	22,052	7,351	12.75	11/27/17
	10/6/05	118,466	0	14.00	10/6/15
	6/1/03	49,361	0	3.80	6/1/13

David S. Goldberg	3/4/10					50,000	364,000
	12/3/09	1,406	4,221	6.32	12/3/19
	12/3/09					2,814	20,486
	12/3/08	4,045	4,046	4.67	12/3/18
	12/3/08					5,889	42,872
	11/27/07	2,756	919	12.75	11/27/17
	8/7/07	75,000	25,000	13.23	8/7/17

Tina L. Castillo	8/4/10	0	75,000	6.36	8/4/20
	12/3/09	2,000	6,000	6.32	12/3/19
	6/1/09	6,250	18,750	9.89	6/1/19

(1)	The amounts shown reflect outstanding equity awards granted under our Amended and Restated 2000 Stock Option Plan (the “2000 Plan”) or the Amended and Restated 2005 Stock Incentive Plan (the “2005 Plan”) (together, the “Equity Plans”). An executive officer could only receive awards of stock options under the 2000 Plan. An executive officer may receive awards of stock options, restricted stock or RSUs, or a combination of stock options, restricted stock and RSUs, under the 2005 Plan.
(2)	Number and exercise price of stock options granted prior to October 2005 include required adjustments to reflect the change in capitalization due to the stock dividend paid in October 2005.
(3)	Absent the occurrence of any event causing an earlier acceleration of vesting, stock options granted to the named executive officers under the Equity Plans vest, and become exercisable, in four equal amounts (as nearly as possible) on the first, second, third and fourth grant date anniversary.
(4)	The Equity Plans provide that, as long as the Company’s common stock is publicly-traded, the option exercise price per share shall be no less than 100 percent of the closing market price per share of our common stock on the grant date.
(5)	The amounts shown represent awards of time-vested RSUs awarded to the named executive officers at the dates shown. Regarding the December 2008 and 2009 RSU grants to the named executive officers, these awards will time-vest in full on December 3, 2012 and December 3, 2013, respectively. Regarding the March 2010 RSU grant to Mr. Goldberg, this RSU grant will time-vest 25% on each of 3/4/14 and 3/4/15 and 50% on 3/4/16.
(6)	The values shown in this column are based on the closing market price of our common stock on December 31, 2010 of $7.28 per share.
(7)	The amount shown represents Mr. Strong’s June 2008 performance-based RSU award. This RSU grant will time-vest 25% on each of 6/10/13 and 6/10/14 and 50% on 6/10/15. This RSU grant is also subject to the satisfaction of the performance-based measurements set forth in the award agreement.
(8)	The value shown in this column is based on the maximum number of RSUs potentially issuable to Mr. Strong and the closing market price of our common stock on December 31, 2010 of $7.28 per share.

Option Exercises and Stock Vested During 2010

During 2010, none of our named executive officers exercised any stock options nor had any vesting of stock or similar instruments.

Nonqualified Deferred Compensation for 2010

There was no nonqualified deferred compensation in 2010 for any named executive officer.

Pension Benefits for 2010

There were no pension benefits in 2010 for any named executive officer.

Potential Payments Upon Termination or Change in Control

Other than as discussed below, the Company does not have any separation from service plans or arrangements for the named executive officers. The Company previously has entered into equity award agreements with the named executive officers and directors that provide for benefits upon termination of employment or service as a result of various causes or following a change in control of the Company (as defined in the particular equity award agreements). While the compensation committee has previously authorized, in its discretion and as permitted under the Company’s equity award plans, the full acceleration of unvested options upon death, disability, termination without cause and retirement in certain stock option agreements, the following describes the general terms provided under each of the Company’s current equity award plans, namely the Amended and Restated 2000 Stock Option Plan (“2000 Plan”) and the Amended and Restated 2005 Stock Incentive Plan (“2005 Plan”), with respect to outstanding stock option awards to the named executive officers.

Payments Made Upon Death or Disability

2000 Plan. In the event of the death or disability of a named executive officer, vested stock options may be exercised by the named executive officer (or his/her beneficiary in the event of death) within twelve months after the named executive officer’s death or disability.

2005 Plan. In the event of the death or disability of a named executive officer, all outstanding stock options, whether vested or not, may be exercised by the named executive officer (or his/her beneficiary in the event of death) within twelve months after the named executive officer’s death or disability.

Payments Made Upon Termination Without Cause

2000 Plan. In the event of termination by the Company without cause of a named executive officer, vested stock options may be exercised by the named executive officer within three months after the employment termination date.

2005 Plan. In the event of termination by the Company without cause of a named executive officer, vested stock options may be exercised by the named executive officer within three months after the employment termination date.

Payments Made Upon Retirement

2000 Plan. In the event of the termination of employment due to the retirement of a named executive officer, vested stock options may be exercised by the named executive officer within three months after the retirement date.

2005 Plan. In the event of the termination of employment due to the retirement of a named executive officer, vested stock options may be exercised by the named executive officer within twelve months after the retirement date.

Payments Made Upon Termination For Cause

2000 Plan. In the event of termination of a named executive officer by the Company for cause, all vested and unvested stock options held by the officer are forfeited as of the termination date.

2005 Plan. In the event of termination of a named executive officer by the Company for cause, all vested and unvested stock options held by the officer are forfeited as of the termination date.

Payments Made Upon Voluntary Resignation.

2000 Plan. In the event of the voluntary resignation (other than upon retirement) of a named executive officer, all vested and unvested stock options are forfeited as of the resignation effective date.

2005 Plan. In the event of the voluntarily resignation (other than upon retirement) of a named executive officer, vested stock options may be exercised by the named executive officer within three months after the resignation effective date, unless the compensation committee otherwise determines to cancel, all or in part, the options.

Regarding the outstanding RSUs awarded to the named executive officers, these awards were made under the 2005 Plan given that it is the only equity benefit plan under which such awards may be made. Under the 2005 Plan and the individual award agreements, in the event the named executive officer ceases to be an employee of the Company for any reason, other than as discussed below, prior to the date the RSU award vests, the award will be forfeited. However, if a named executive officer should die or become disabled while still an officer of the Company, all unvested RSUs held by such officer will then automatically vest and become nonforfeitable as of the date of such death or disability. The compensation committee also has discretionary authority under the 2005 Plan to accelerate the vesting of all or any portion of the outstanding unvested RSUs held by a named executive officer.

Payments Made Upon a Change in Control.

Equity Award Agreements. After a change in control of the Company, in the event a named executive officer’s employment is terminated by the Company without “cause” (as defined in such officer’s equity award agreement) or by the named executive officer for “good reason” (as defined in such officer’s equity award agreement), all of the outstanding stock options and RSUs granted to the named executive officer will accelerate (to the extent not previously vested) and will be immediately exercisable or nonforfeitable, as the case may be.

A change in control is generally deemed to have occurred if, after the option grant or RSU award date, any person or affiliated group, other than the current stockholders (or their affiliates) of the Company on the grant/award date, becomes the beneficial owner, whether directly or indirectly, of more than 50% of the combined voting power of the Company’s then outstanding securities.

The following table estimates the amount of compensation payable to each of our named executive officers assuming (for illustrative purposes only) the specified event had occurred, in each case, effective as of December 31, 2010. The termination benefits provided to our named executive officers upon their voluntary termination of employment do not discriminate in scope, terms or operation in favor of such executives compared to the benefits offered to all salaried employees (such as accrued base salary to termination date, benefits under disability and group life insurance plans and vested 401(k) plan balances), consequently those benefits are excluded from the below table. The actual amount of compensation payable to each of our named executive officers can only be definitively determined at the time of his or her separation from the Company.

Name	Before Change in Control Termination w/o Cause ($)	After Change in Control Termination w/o Cause or for Good Reason ($)	Retirement ($)	Voluntary Termination (other than retirement) ($)	Disability or Death ($)
Christopher D. Strong
–Stock Option Acceleration (1)	206,349	248,639	206,349	34,573	248,639
–RSU Acceleration (2)	—	1,639,238	—	—	1,639,238

David S. Goldberg
–Stock Option Acceleration (1)	11,907	26,519	11,907	11,907	26,519
–RSU Acceleration (2)	—	427,358	—	—	427,358

Tina L. Castillo
–Stock Option Acceleration (1)	1,920	76,680	1,920	1,920	76,680
–RSU Acceleration (2)	—	—	—	—	—

(1)	The value of stock options shown represents the intrinsic value of all in-the-money vested options available for exercise, as applicable under each scenario. The intrinsic value being the difference between the exercise price of the stock option and the closing price of $7.28 per share of our common stock on December 31, 2010.
(2)	The value of the RSU awards shown represents the fair market value of the vested RSUs, as applicable under each scenario, based upon the closing price of $7.28 per share of our common stock on December 31, 2010.

Termination Protection Agreements. As previously discussed in the COMPENSATION DISCUSSION AND ANALYSIS section above, the Company’s president and CEO and its two senior vice presidents are each a party to a termination protection agreement with the Company, each being entered into on March 30, 2011. These agreements are designed to provide a meaningful monetary benefit in the event of such executive’s separation of service (i) without “Cause” (as defined in the termination protection agreement) within three (3) months prior to, or twelve (12) months following, a “Change in Control” (as defined in the agreement) of the Company, or (ii) for “Good Reason” (as defined in the agreement) within twelve (12) months following a Change in Control. For Mr. Strong, he will receive an amount equal to two times his then current base salary and two times his “Bonus Amount” (being the average of his prior three annual bonuses), plus a “Pro Rata Bonus” (equal to100% of his then current base salary prorated from January 1 through his employment termination date). For Mr. Goldberg, he will receive an amount equal to one times his then current base salary and one times his “Bonus Amount” (being the average of his prior three annual bonuses), plus a “Pro Rata Bonus” (equal to 75% of his then current base salary prorated from January 1 through his employment termination date). Ms. Castillo joined the Company on June 1, 2009. Provided there is no Change in Control prior to June 1, 2011, she will receive an amount equal to one times her then current base salary and one times her “Bonus Amount” (being the average of her prior annual bonuses), plus a “Pro Rata Bonus” (equal to 75% of her then current base salary prorated from January 1 through her employment termination date). If a Change in Control were to occur prior to June 1, 2011, the amounts stated above as being payable to Ms. Castillo would be reduced by fifty percent. Additionally, the termination protection agreements for the three named executive officers provide for the immediate acceleration of vesting of all outstanding equity awards held by the executive and, in the case of stock options, a 365 day exercise period following the separation of service date. Further, to the extent legally permitted, the termination protection agreements provide for the reimbursement of health insurance premiums for up to18 months in the event the executive makes a COBRA election for the continuation of medical insurance coverage. Payments under each termination protection agreement will be in a cash lump sum and will be conditioned upon the executive signing a comprehensive release of all employment-related claims the executive may have against the Company. Given that the termination protection agreements were not in effect at December 31, 2010, any amounts payable thereunder to the named executive officers are not reflected in the above table, which only reflects termination and change in control arrangements actually in place at year end.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL HOLDERS

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of March 31, 2011 by (i) each person known to the Company to beneficially own more than 5% of the Company’s outstanding shares of common stock, (ii) each director and director nominee (Messrs. Myers, O’Neill and Strong) of the Company, (iii) the Company’s named executive officers as set forth in the “Summary Compensation Table” above, and (iv) all directors and executive officers of the Company as a group. The information in this table is based solely on statements in public filings with the SEC or other reliable information made available to the Company.

As of March 31, 2011, there were 23,188,845 shares of the Company’s common stock outstanding. The number of shares and the percentage beneficially owned by the persons named in the table and by all executive officers and directors as a group includes, in addition to shares actually issued and outstanding, unissued shares that are subject to issuance upon the exercise of stock options within 60 days after March 31, 2011.

Name of beneficial owner	Amount and nature of beneficial ownership (1)		Percent owned
Union Drilling Company LLC	7,955,395	(2)	34.3%
T. Rowe Price Associates, Inc.	2,190,569	(3)	9.4%
Wolf Marine, S.A.	2,078,359	(4)	9.0%
Royce & Associates, LLC	1,485,319	(5)	6.4%
Columbia Management Investment Advisers, LLC	1,289,951	(6)	5.6%
Christopher D. Strong	304,388	(7)	1.3%
David S. Goldberg	85,207	(8)	*
Tina L. Castillo	8,657	(9)	*
Thomas H. O’Neill, Jr.	16,823	(10)	*
Howard I. Hoffen	7,972,218	(11)	34.4%
Gregory D. Myers	7,972,218	(11)	34.4%
M. Joseph McHugh	29,323	(12)	*
T.J. Glauthier	24,323	(13)	*
Ronald Harrell	24,323	(14)	*
Robert M. Wohleber	10,878	(15)	*
All executive officers and directors as a group (10 persons)	8,476,140	(16)	36.6%

*	Less than 1%.
(1)	Each person listed in the table has sole voting and dispositive power regarding all shares indicated, except as otherwise noted (and subject to applicable community property laws).
(2)

This information is based solely on Amendment No. 5 to Schedule 13G filed with the SEC on February 14, 2011 by Union Drilling Company LLC (“UDC LLC”), Morgan Stanley Capital Partners III, L.P. (“MSCP III”), MSCP III 892 Investors, L.P. (“MSCP 892”), Metalmark Capital LLC (“Metalmark”), Morgan Stanley Capital Investors, L.P. (‘‘MSCI’’), MSCP III, LLC (“MSCP LLC”) and Morgan Stanley Capital Partners III, Inc. (“MSCP, Inc.”). MSCP III has shared voting and shared dispositive power over 5,239,757 shares through its direct ownership interest in UDC LLC and no sole voting or sole dispositive power. MSCP 892 has shared voting and shared dispositive power over 536,328 shares through its direct ownership interest in UDC LLC and no sole voting or sole dispositive power. Metalmark has shared voting and shared dispositive power over 5,809,731 shares and no sole voting or sole dispositive power over such shares. Metalmark may be deemed to have beneficial ownership of the 5,776,085 shares indirectly beneficially owned by MSCP III and MSCP 892. MSCI has shared voting and shared dispositive power over 146,615 shares through its direct ownership interest in UDC LLC and no sole voting or sole dispositive power. MSCP LLC and MSCP, Inc., as a result of their respective relationship with MSCI, each reported shared voting and shared dispositive power over the 146,615 shares deemed to be indirectly beneficially owned by MSCI. The address for UDC LLC is c/o Metalmark Management LLC, 1177 Avenue of the Americas, 40th Floor, New York, NY 10036. The address of each of MSCP III, MSCP 892, MSCI, MSCP LLC and MSCP, Inc. is 1585 Broadway, New York, NY 10036. The address of Metalmark is 1177 Avenue of the Americas, 40th Floor, New York, NY 10036.

(3)	This information is based solely on Amendment No. 5 to Schedule 13G filed with the SEC on February 10, 2011 by T. Rowe Price Associates, Inc. (“TRP”), an investment adviser. TRP reported that, in its capacity as investment advisor, it had sole voting power over 488,269 shares, sole dispositive power over 2,190,569 shares and no shared voting or shared dispositive power. These securities are owned by various individual and institutional investors, including the T. Rowe Price Small-Cap Value Fund, Inc. (which owns 1,175,000 shares, representing 5% of the Company’s shares outstanding), which TRP serves as investment adviser with power to direct investments and/or sole power to vote the securities. These clients have the right to receive dividends on, as well as the proceeds from, the sale of such securities. For purposes of the SEC reporting requirements, TRP is deemed to be a beneficial owner of such securities; however, TRP expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for TRP is 100 E. Pratt Street, Baltimore, MD 21202.
(4)	This information is based solely on a Schedule 13G filed with the SEC on February 14, 2006 by Wolf Marine, S.A. (“WM”). The address of WM is c/o Byzantine Maritime Corporation, 8, Korytsas and Grammou Streets, Kifisia 14561, Athens, Greece.
(5)	This information is based solely on a Schedule 13G filed with the SEC on January 31, 2011 by Royce & Associates, LLC (“Royce”). The address of Royce is 745 Fifth Avenue, New York, NY 10151.
(6)	This information is based solely on a Schedule 13G filed with the SEC on February 11, 2011 by Columbia Management Investment Advisers, LLC (“CMIA”) and Ameriprise Financial, Inc (“AFI”). AFI, the parent holding company of CMIA, may be deemed to beneficially own the shares reported by CMIA given that the shares reported by AFI include the shares separately reported by CMIA. Each of CMIA and AFI disclaims beneficial ownership of the reported shares. The address for CMIA and AFI is 145 Ameriprise Financial Center, Minneapolis, MN 02110
(7)	Consists of 205,666 shares issuable pursuant to options to purchase common stock exercisable within 60 days after March 31, 2011; but does not include 31,177 shares issuable pursuant to options to purchase Company common stock which are not exercisable until more than 60 days after March 31, 2011. The amount in the table also includes 98,722 shares held by Mr. Strong in a joint brokerage account with his spouse. In September 2000, Mr. Strong was granted 300 units of Truncheon Investors, L.L.C. (“Truncheon”), a member of UDC LLC. If UDC LLC were to distribute the common stock of the Company that it owns to the members of UDC LLC, Truncheon may be entitled to a portion of that common stock, based upon the market value of the Company’s common stock at the distribution date. If the Company’s common stock owned by UDC LLC had been distributed on March 31, 2011, and the value of those shares had been determined to be $81,542,799 (based upon the $10.25 closing price of the Company’s common stock on the NASDAQ Global Select Market on such date), Mr. Strong would have been entitled to 9,202 shares of the Company’s common stock. Mr. Strong has no control over the timing of any such distribution or over whether any such distribution is made; consequently, such shares are not included in the above table.
(8)	Includes 83,207 shares issuable pursuant to options to purchase common stock exercisable within 60 days after March 31, 2011; but does not include 34,186 shares issuable pursuant to options to purchase common stock which are not exercisable until more than 60 days after March 31, 2011. Amount also includes 2,000 shares which he owns with his spouse in a joint brokerage account.
(9)	Includes 8,250 shares issuable pursuant to options to purchase common stock exercisable within 60 days after March 31, 2011; but does not include 99,750 shares issuable pursuant to options to purchase common stock which are not exercisable until more than 60 days after March 31, 2011. Amount also includes 407 shares which she owns with her spouse in a joint brokerage account.
(10)

Consists of 16,823 shares issuable pursuant to options to purchase Company common stock within 60 days after March 31, 2011; but does not include 5,795 shares issuable pursuant to options to purchase common stock which are not exercisable until more than 60 days after March 31, 2011. The number in the table does not include the shares to which Mr. O’Neill may be entitled by virtue of his interest in UDC LLC; such interest being held through Somerset Capital Partners (“Somerset”) and Truncheon (see Note 7 above). If the common stock of the Company owned by UDC LLC had been distributed on March 31, 2011, based upon the $10.25 closing price on such date, the aggregate value of those shares would have equaled $81,542,799. Mr. O’Neill would have been entitled to 376,764 shares of Company common stock resulting from the proportionate share distributions to Somerset and Truncheon. Mr. O’Neill’s wife also has a membership interest in UDC LLC and would have been entitled to 42,193 shares of Company common stock in the event of such a share distribution on March 31, 2011. Mr. O’Neill disclaims beneficial ownership in the shares owned by his wife. The aggregate of such shares, 418,957 shares, is equal to 1.8% of the total outstanding shares of the Company’s common stock as of March 31, 2011; however, such shares are not included in the above table.

(11)	A majority of the ownership interests in UDC LLC are owned by MSCP III and related private equity funds (collectively, the “Funds”). UDC LLC is controlled by a board of representatives, the members of which include Messrs. Hoffen and Myers, whom, as representatives of the Funds, control a majority of the voting rights on the board of representatives. Messrs. Hoffen and Myers disclaim beneficial ownership of the shares owned by UDC LLC. This number also includes, respectively for each of Messrs. Hoffen and Myers, 16,823 shares issuable pursuant to options to purchase Company common stock within 60 days after March 31, 2011; but does not include, for each of them, 5,795 shares issuable pursuant to options to purchase common stock which are not exercisable until more than 60 days after March 31, 2011.
(12)	Includes 24,323 shares issuable pursuant to options to purchase common stock exercisable within 60 days after March 31, 2011; but does not include 5,795 shares issuable pursuant to options to purchase common stock which are not exercisable until more than 60 days after March 31, 2011. Amount also includes 5,000 shares which he owns with his spouse in a joint brokerage account.
(13)	Consists of 24,323 shares issuable pursuant to options to purchase common stock exercisable within 60 days after March 31, 2011; but does not include 5,795 shares issuable pursuant to options to purchase common stock which are not exercisable until more than 60 days after March 31, 2011.
(14)	Consists of 24,323 shares issuable pursuant to options to purchase common stock exercisable within 60 days after March 31, 2011; but does not include 5,795 shares issuable pursuant to options to purchase common stock which are not exercisable until more than 60 days after March 31, 2011.
(15)	Consists of 10,878 shares issuable pursuant to options to purchase common stock exercisable within 60 days after March 31, 2011; but does not include 6,264 shares issuable pursuant to options to purchase common stock which are not exercisable until more than 60 days after March 31, 2011.
(16)	Includes an aggregate of 431,439 shares issuable pursuant to options to purchase common stock granted to officers and directors that are either presently exercisable or that become exercisable within 60 days after March 31, 2011; but does not include 206,147 shares issuable pursuant to options to purchase common stock which are not exercisable until more than 60 days after March 31, 2011. Individual ownership totals exclude the outstanding RSU awards held by each officer and director, respectively, as no part of these awards are presently vested nor will any award amount become vested within the 60 days after March 31, 2011. For additional information regarding the outstanding named executive officer RSU awards, refer to the Grants of Plan-Based Awards for 2010 and Outstanding Equity Awards at Fiscal Year-End 2010 tables above; and for additional information on the outstanding director RSU awards, refer to the non-employee director compensation table above. There have been no RSU awards to the named executive officers or directors other than as reflected in those tables.

TRANSACTIONS WITH RELATED PERSONS

The board of directors has adopted a written related-person transaction policy regarding transactions between the Company, including any subsidiaries, and its directors, director nominees, executive officers, stockholders owning 5% or more of the Company’s common stock, and their respective immediate family members and affiliates, involving more than $100,000 in any calendar year. This policy is designed to provide guidelines for the identification, review and disclosure (as legally required) of such transactions. The policy will be used, to the extent appropriate, in conjunction with the Company’s code of ethics. The current policy requires directors and officers, throughout the year, to notify the Company’s general counsel as soon as they become aware of any potential related-person transaction. Thereafter, a review by the corporate governance and nominating committee, and the audit committee in certain circumstances, will be conducted so as to consider all relevant factors of the transaction. Such factors may include, without limitation, the overall size of the transaction and the amount payable to the related-person, the nature of the related-person’s interest, the availability to the Company of other sources of comparable products or services and whether the transaction creates a conflict of interest in general. Depending upon the results of this review, a decision will be made whether to simply monitor the transaction going forward, approve or ratify it or request its termination, if possible.

During 2010, the Company did not enter into, and the Company does not currently intend to enter into, any related person transaction in which any of the Company’s directors, director nominees or executive officers, any person known to the Company to own of record or beneficially 5% or more of the Company’s common stock, or any member of the immediate family of any such persons had, or has, a direct or indirect material interest.

DIRECTOR NOMINATIONS

General. The corporate governance and nominating committee has the responsibility under its charter to recommend nominees for election as directors to the board of directors. In considering candidates for the board of directors, the corporate governance and nominating committee considers the entirety of each candidate’s credentials.

The corporate governance and nominating committee may consider candidates for the board of directors from any reasonable source, including from a search firm engaged by the corporate governance and nominating committee, or from a stockholder recommendation, provided the procedures set forth below are followed. The corporate governance and nominating committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate is recommended by a stockholder. However, in evaluating a candidate’s relevant business experience, the corporate governance and nominating committee will consider previous board of director experience.

Stockholder Recommendations. The Company’s amended and restated by-laws provide that any stockholder entitled to vote at an annual stockholders’ meeting may nominate one or more director candidates for election at that annual meeting by following certain prescribed procedures. Not less than 90 days before the anniversary date of the immediately preceding annual meeting, the stockholder must provide to the Company’s corporate secretary written notice of the stockholder’s intent to make such a nomination or nominations. The notice must contain the following information:

•	The name and record address of the stockholder making the nomination and the name, age, principal occupation or employment, and business and residence addresses of the person(s) to be nominated;

•	The class and number of shares of Company stock that each of the nominating stockholder and the proposed nominee(s) beneficially own(s);

•	Any material interest of the nominating stockholder in such nomination(s); and

•	Any other information about the nominee(s) that would be required to be disclosed in a proxy statement filed under then current SEC rules.

Any such notice must be sent to: Union Drilling, Inc., Attn: Corporate Secretary, 4055 International Plaza, Suite 610, Fort Worth, Texas 76109. The deadline for receipt of any stockholder nominations for the 2012 Annual Meeting of Stockholders is March 11, 2012.

Minimum Qualifications for Director Nominees and Board Member Attributes

The corporate governance and nominating committee has adopted various criteria for the identification, evaluation and selection of directors. These criteria are:

•	Directors must have demonstrated the highest ethical behavior and must be committed to the Company’s values.

•

It is the objective of the board that all non-employee directors be independent. In addition, no director should have, or appear to have, a conflict of interest impairing that director’s ability to make decisions consistently in a fair and balanced manner.

•

Directors must be independent in thought and judgment. They must each have the ability to speak out on difficult subjects; to ask tough questions and demand accurate, honest answers; to constructively challenge management, while at the same time, act as an effective member of the team, engendering by his or her attitude an atmosphere of collegiality and trust.

•

Directors must be committed to understanding the Company and its industry; to regularly preparing for, attending and actively participating in meetings of the board and its committees; and to ensuring that existing and future individual commitments will not materially interfere with the director’s obligations to the Company. The number of other board memberships, in light of the demands of a director nominee’s principal occupation, should be considered, as well as travel demands for meeting attendance.

•

Directors must understand the legal responsibilities of board service and their fiduciary obligations. All members of the board should be financially literate and have a sound understanding of business strategy, business environment, corporate governance and board operations. At least one member of the board must satisfy the requirements of an “audit committee financial expert.”

•

Directors must be self-confident and willing and able to assume leadership and collaborative roles as needed. They need to demonstrate maturity, valuing board and team performance over individual performance, and respect for others and their views.

•	New director nominees should be able, and committed, to serve as a member of the board for an extended period of time.

•

While the diversity, the variety of experiences and viewpoints represented on the board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender or national origin. In selecting a director nominee, the committee will focus on any special skills, expertise or background that would complement the existing board.

•	Directors should have reputations, both personally and professionally, consistent with the Company’s values and reputation.

Process for Identifying and Evaluating Nominees

Once the corporate governance and nominating committee identifies a prospective nominee and has determined that the individual possesses the requisite minimum qualifications and attributes, the committee determines whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional board members to fill vacancies or to expand the size of the board of directors and the likelihood that the prospective nominee can satisfy the evaluation factors described above. If the committee determines, in consultation with the full board, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the committee. The committee then evaluates the prospective nominee against the criteria set forth above.

The corporate governance and nominating committee also considers other relevant factors as it deems appropriate, including the current composition of the board of directors, the balance of management and independent directors, the need for audit committee and technical expertise and the evaluations of other prospective nominees. In connection with this evaluation, the committee determines whether to interview the prospective nominee, and if warranted, one or more members of the board of directors, and others, including members of management, as appropriate. At the conclusion of this process, the committee reaches a conclusion and reports the results of its review to the full board. The report includes a recommendation whether the candidate should be nominated for election to the board of directors.

The Company has no separate policy regarding the consideration of any director candidates recommended by stockholders. However, the board will consider director candidates recommended by stockholders provided that such nominations are timely made and all required information is provided as set forth above. Any person recommended by a stockholder to serve on the board of directors will be considered upon the same terms as candidates recommended by the board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The officers and directors of Union Drilling and certain persons who own more than 10% of Union Drilling’s outstanding common stock are required by Section 16(a) of the Securities Exchange Act of 1934, as amended, and related regulations:

•	to file reports of their ownership of Company common stock with the SEC, and

•	to furnish us with copies of the reports.

We received written or oral representations from each such person who did not file an annual report with the SEC on Form 5 that no Form 5 was due. Based solely on our review of the reports and representations, we believe that all required Section 16(a) reports were timely filed in 2010.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC (excluding exhibits), is being mailed together with this proxy statement. A copy of any exhibit may be requested in writing by addressing the request to the Corporate Secretary, Union Drilling, Inc., 4055 International Plaza, Suite 610, Fort Worth, Texas 76109, and stating that you are a beneficial owner of common stock of the Company. A charge equal to the reproduction cost of such exhibit will be assessed. The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, under which the Company files its periodic reports, proxy statement and other information as required with the SEC. Copies of these materials may be examined without charge at the public reference room of the SEC, at 100 F Street, N.E., Washington, D.C. 20549, or over the Internet at www.sec.gov. You may obtain information regarding the public reference room operations by calling the SEC at 1-800-SEC-0330. Because our common stock is listed on the NASDAQ Global Select Market, you may also review our public filings at the offices of the NASDAQ Global Select Market, One Liberty Plaza, 165 Broadway, New York, New York 10006. A copy of the Company’s 2010 Annual Report on Form 10-K and its other public filings are also accessible on its website at www.uniondrilling.com. The Company’s 2010 Annual Report on Form 10-K can also be viewed at http://www.rrdezproxy.com/2011/UnionDrillingInc/.

COSTS OF SOLICITATION

The Company will bear all expenses in connection with the solicitation of proxies and will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock held in their names. Our directors, officers and employees may also solicit proxies by mail, electronic means, facsimile, telephone, and personal contact. They will not receive any additional compensation for these activities.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Under SEC rules, any stockholder who wishes to have a qualified proposal considered for inclusion in the Company’s proxy statement for the 2012 annual meeting of stockholders must send the proposal to us so that we receive the proposal no later than December 29, 2011, and the proposal must otherwise comply with all applicable requirements of the SEC to be considered. In addition, the Company’s amended and restated by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting. In general, this procedure provides that stockholders must submit proposals to the Company containing certain information specified in the Company’s amended and restated by-laws not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, in order to be brought before our 2012 annual meeting of stockholders, any such proposal must be submitted so that the Company receives the proposal no later than the close of business on March 11, 2012. Stockholders should submit any such proposals to the Company’s Corporate Secretary at Union Drilling, Inc., 4055 International Plaza, Suite 610, Fort Worth, Texas 76109. These by-law requirements are in addition to the SEC’s requirements with which a stockholder must comply to have a proposal included in our proxy statement. As to all such matters which the Company does not have notice on March 11, 2012, unless otherwise required by law, discretionary authority will be granted to the persons designated in the Company’s proxy relating to the 2012 annual meeting whether to vote on such proposal.

OTHER BUSINESS

As of the time of preparation of this proxy statement, neither the board of directors nor management intends to bring before the annual meeting any business other than the matters referred to in the notice of annual meeting of stockholders and this proxy statement. If any other business should properly come before the meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote on such matters in their discretion, according to their best judgment.

By Order of the Board of Directors,

DAVID S. GOLDBERG

Senior Vice President, General Counsel and

Corporate Secretary

April 27, 2011

Union Drilling, Inc

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 a.m., EDT, on June 9, 2011.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/udrl
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 4, and for 3 YEARS in Proposal 3.

1. Election of Directors as Class II Nominees (to serve a three year term):

	For	Withhold		For	Withhold		For	Withhold

01- Thomas H. O’Neill, Jr.	☐	☐	02 - Gregory D. Myers	☐	☐	03 - Christopher D. Strong	☐	☐

		For	Against	Abstain			3 Yrs	2 Yrs	1 Yr	Abstain

2.	To approve, by non-binding advisory vote, the Company’s executive compensation.	☐	☐	☐	3.	Non-binding advisory vote on the frequency of executive compensation advisory votes.	☐	☐	☐	☐

4.	To ratify the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2011.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name or names appear on this proxy, and when signing as an attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation, sign the full corporate name by duly authorized officer, or if a partnership, sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

1UPX

01AP1D

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope. If you vote by telephone or Internet, it is not necessary to return this proxy card.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Union Drilling, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF UNION DRILLING, INC. FOR ANNUAL MEETING OF STOCKHOLDERS ON JUNE 9, 2011

The undersigned hereby constitutes and appoints David S. Goldberg and Christopher D. Strong, and each of them, the attorneys and proxies of the undersigned with full power of substitution to appear and to vote all of the shares of the Common Stock of Union Drilling, Inc. held of record by the undersigned on April 15, 2011 as if personally present at the Annual Meeting of Stockholders to be held on June 9, 2011 and any adjournment or postponement thereof, as designated on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNION DRILLING, INC. IF THIS PROXY IS SIGNED BUT NO VOTE IS INDICATED, THIS PROXY WILL BE VOTED ‘‘FOR’’ THE NOMINEES IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 4, AND FOR THREE (3) YEARS IN PROPOSAL 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. YOU ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THIS PROXY IN THE ENVELOPE PROVIDED. IT IS IMPORTANT FOR YOUR SHARES TO BE REPRESENTED AT THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE